UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No.  )
Filed by the Registrant ☒
Filed by a party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
UpHealth, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

December 12, 2023
Dear Stockholder:
You are cordially invited to attend this year’s Annual Meeting of Stockholders of UpHealth, Inc. on December 27, 2023 at 1:00 p.m., Eastern Time. The meeting will be held virtually, at www.virtualshareholdermeeting.com/UPH2023. The meeting will comprise a discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders.
The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, accompany this letter. A copy of our Annual Report on Form 10-K is also enclosed for your information.
The matters to be acted upon are described in the Notice of Annual Meeting of Stockholders and Proxy Statement.
Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. You may vote by proxy over the Internet, or you can also vote by mail by following the instructions on the paper copy of the proxy card that was mailed to you. If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares. We look forward to seeing you at the Annual Meeting.
Sincerely yours,

/s/ Martin S. A. Beck
MARTIN S. A. BECK Chief Executive Officer

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

To Be Held December 27, 2023
The 2023 Annual Meeting of Stockholders of UpHealth, Inc., a Delaware corporation, will be held on December 27, 2023 at 1:00 p.m., Eastern Time, virtually at www.virtualshareholdermeeting.com/UPH2023, for the following purposes:
1.	To elect three Class II directors to hold office until the 2026 annual meeting and until their respective successors are elected and qualified.
2.	To ratify the appointment of BPM LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
3.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
Our Board of Directors recommends a vote FOR Items 1 and 2. Stockholders of record at the close of business on December 4, 2023 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. For 10 days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal executive offices located at 14000 S. Military Trail, Suite 203, Delray Beach, Florida 33484.
By order of the Board of Directors,

/s/ Dr. Avi S. Katz
DR. AVI S. KATZ Chairman of the Board

December 12, 2023
IMPORTANT: Please vote your shares over the Internet, in the manner described at www.virtualshareholdermeeting.com/UPH2023, to assure that your shares are represented at the meeting, or you may mark, sign and date the paper copy of the proxy card that you received by mail and return it in the enclosed postage-paid envelope. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 27, 2023: Our Proxy Statement is enclosed. Financial and other information concerning UpHealth, Inc. is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as amended, as well as our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 2023, which are available on the SEC’s website at www.sec.gov and on our website at https://investors.uphealthinc.com/. A complete set of proxy materials relating to our Annual Meeting, consisting of the Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card and Annual Report on Form 10-K, is available on the Internet and may be viewed at www.virtualshareholdermeeting.com/UPH2023.

PROXY STATEMENT
i

2023 PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in our Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
Annual Meeting of Stockholders
•	Time and date:	1:00 p.m., Eastern Time, December 27, 2023
•	Place:	Virtually, at: www.virtualshareholdermeeting.com/UPH2023
•	Record date:	December 4, 2023
•	How to vote:
In general, you may vote by the Internet or mail. See “Voting Instructions” on page 4 for more detail regarding how you may vote if you are a registered holder or a beneficial owner of shares held in “street name.”

Voting Matters
Proposal	Board Voting Recommendations	Page Reference (for more detail)
Election of directors	“FOR” EACH DIRECTOR NOMINEE	6
Ratification of BPM LLP as our independent registered public accounting firm for fiscal 2023	“FOR”	19
Board Nominees
Name	Age	Director of UpHealth Since	Position at UpHealth	Independent
Dr. Raluca Dinu	49	March 2019	Director	X
Dr. Mariya Pylypiv	35	June 2021	Director
James S. Greene	69	—	Director Nominee	X
Fiscal 2022 Business Performance Highlights
•
GAAP revenues for the year ended December 31, 2022 were $158.8 million, a 28% increase compared to GAAP revenues for the year ended December 31, 2021, of $123.8 million, and a 7% increase compared to pro forma revenues (assumes full calendar year revenue for businesses acquired during 2021) for the year ended December 31, 2021 of $148.9 million. We deconsolidated Glocal Healthcare Systems Private Limited (“Glocal”), which was included in our Virtual Care Infrastructure segment, effective July 1, 2022; therefore, the financial results of Glocal as of December 31, 2021 and for the period from March 26, 2021 to December 31, 2021, and the period from January 1, 2022 to June 30, 2022 are included in our consolidated financial statements, and the financial results of Glocal as of December 31, 2022 and for the three and six months then ended are not included in our unaudited condensed consolidated financial statements.

•
Gross margin for the year ended December 31, 2022 expanded to 44%, compared to GAAP gross margin of 32% and pro forma gross margin of 33% in the comparable year ago period, primarily due to cost of revenues recorded in the Company’s Integrated Care Management segment with no corresponding revenue in the fourth quarter of 2021.

•	Year-to-date revenues and gross margin by segment for the year ended December 31, 2022 were as follows:
○	Virtual Care Infrastructure generated $65.0 million of revenues (41% of total revenues), an increase of $28.4 million, with a gross margin of 46%.
○	Services generated $75.8 million of revenues (48% of total revenues), an increase of $20.5 million, with a gross margin of 35%.
○	Integrated Care Management generated $18.0 million of revenues (11% of total revenues), a decrease of $13.9 million, with a gross margin of 76%.

•
Operating loss for the year ended December 31, 2022 was $161.4 million, a 58% improvement compared to operating loss for the comparable year ago period of $380.0 million. This improvement primarily resulted from goodwill and intangible asset impairment charges taken in the year ended December 31, 2022 of $114.1 million due to the recent change in our market valuation and financial performance from our Integrated Care Management and Services segments compared to goodwill impairment charges taken in the year ended December 31, 2021 of $297.9 million from all three segments, partially offset by the deconsolidation of Glocal Healthcare Systems Private Limited in the third quarter of 2022 and higher legal expenses associated with the matter.

•
Adjusted EBITDA for the year ended December 31, 2022 was $3.3 million, compared to year-to-date GAAP and pro forma Adjusted EBITDA for the year ended December 31, 2021 of $(6.5) million and $(4.0) million, respectively.

UPHEALTH, INC.
14000 S. MILITARY TRAIL, SUITE 203
DELRAY BEACH, FLORIDA 33484

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 27, 2023
The board of directors (the “Board of Directors” or “Board”) of UpHealth, Inc. is soliciting your proxy for the 2023 Annual Meeting of Stockholders to be held on December 27, 2023, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”). This Proxy Statement and related materials are first being made available to stockholders on or about December 12, 2023. References in this Proxy Statement to the “Company,” “we,” “our,” “us” and “UpHealth” are to UpHealth, Inc., and references to the “Annual Meeting” are to the 2023 Annual Meeting of Stockholders. When we refer to UpHealth’s fiscal year, we mean the annual period ending on December 31. This Proxy Statement covers our 2022 fiscal year, which ended on December 31, 2022. When we refer to “in person” attendance and voting at the Annual Meeting, we mean virtual attendance and voting over the Internet during the Annual Meeting (such meaning having been authorized by the Board in accordance with Section 9.5 of our Second Amended and Restated Bylaws (the “Bylaws”)).
SOLICITATION AND VOTING
Record Date
Only stockholders of record at the close of business on December 4, 2023 will be entitled to notice of and to vote at the meeting and any adjournment thereof. As of the record date, 18,510,320 shares of UpHealth’s common stock, par value $0.0001 per share (“Common Stock”), were outstanding and entitled to vote.
Quorum
At least one-third of the 18,510,320 shares of Common Stock outstanding as of the record date, or 6,170,107 shares of Common Stock, must be represented at the meeting, either in person or by proxy, to constitute a quorum for the transaction of business at the meeting. The 170,000 issued shares of Common Stock held by UpHealth as treasury shares (which are not considered as outstanding), as a matter of Delaware law, do not count for purposes of determining whether a quorum is present at the meeting and are not entitled to be voted. Your shares will be counted towards the quorum if you submit a valid proxy (or one is submitted on your behalf by your broker or bank) or if you vote in person at the meeting. Withheld votes, abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

Votes Required to Approve Each Proposal
Each share of our Common Stock outstanding on the record date is entitled to one vote on each of the three director nominees and one vote on each other proposal. Shares not present at the meeting will have no effect on any proposal to be voted on at the Annual Meeting, assuming that a quorum is present. The table below summarizes the proposals that will be voted on, the vote required to approve each item and how votes are to be counted:
Proposal	Votes Required	Impact of “Withhold” or “Abstain” Votes	Broker Discretionary Voting Allowed(1)
Proposal No. 1: Election of directors
The plurality of the votes cast. This means that the three director nominees who receive the highest number of “FOR” votes will be elected as Class II directors. You may vote “For” or “Withhold” with respect to each director nominee.
		None(2)	No(3)

Proposal No. 2: Ratification of BPM LLP as our independent registered public accounting firm for fiscal 2023	The affirmative vote of the majority of the shares present and entitled to vote. You may vote “For,” “Against” or “Abstain” with respect to this proposal.	None(4)	Yes(5)
(1)
If your shares are held in “street name” by a bank or broker, such bank or broker is required to vote your shares according to your instructions, if provided. If you do not provide specific voting instructions, under NYSE rules governing banks and brokers who submit a proxy card with respect to shares held in “street name,” such banks and brokers have the discretionary authority to vote on routine matters, but not on non-routine matters. A broker non-vote occurs when a bank or broker has not received voting instructions from the beneficial owner of the shares and the bank or broker cannot vote the shares at its discretion because the matter is not considered a routine matter under NYSE rules. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

(2)
A vote that is withheld will be excluded entirely from the vote with respect to the director nominee from which it is withheld and will have the same effect as an abstention. Withheld votes and abstentions will not count as votes “FOR” or “AGAINST” a director, and thus will not affect the outcome of this proposal (assuming that a quorum is present), because directors are elected by plurality voting.

(3)
As this proposal is not considered a routine matter, banks and brokers lack authority to exercise their discretion to vote on this proposal if you do not provide specific voting instructions. If you are a beneficial owner and hold your shares in “street name” in an account at a bank or brokerage firm, it is critical that you cast your vote if you want it to count in this proposal. Accordingly, we encourage you to vote promptly, even if you plan to attend the Annual Meeting.

(4)	A vote marked as an abstention is not considered a vote cast, and thus will not affect the outcome of this proposal, assuming that a quorum is present.
(5)	As this proposal is considered a routine matter, banks and brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal.
Voting Instructions
If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your voting instructions. If no choice is indicated on the proxy card, the shares will be voted as the Board recommends on each proposal. Many banks and brokerage firms have a process for their beneficial owners to provide instructions via the Internet. The voting form that you receive from your bank or broker will contain instructions for voting.
Depending on how you hold your shares, you may vote in one of the following ways:
•
Stockholders of Record: You may vote by proxy or over the Internet. Please follow the instructions at https://www.virtualshareholdermeeting.com/UPH2023 to vote over the Internet, or on the paper copy of the proxy card that you received by mail, then sign and return your proxy card in the prepaid envelope. You may also vote in person at the Annual Meeting.

•
Beneficial Stockholders: Your bank, broker or other holder of record will provide you with a voting instruction card for you to use to instruct them on how to vote your shares. Check the instructions provided by your bank, broker or other holder of record to see which options are available to you. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your bank, broker or other agent.

Votes submitted over the Internet must be received by 11:59 p.m., Eastern Time, on December 26, 2023. Submitting your proxy over the Internet will not affect your right to vote in person during the Annual Meeting should you decide to attend the Annual Meeting in person.
Revocability of Proxy
If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls close by returning a later-dated proxy card, by voting again over the Internet as more fully detailed in your Notice or proxy card, or by delivering written instructions to the Secretary at the principal executive offices of UpHealth before the Annual Meeting. Attendance at the Annual Meeting will not in and of itself cause your previously voted proxy to be revoked unless you specifically so request or vote again at the Annual Meeting. If your shares are held in an account at a bank, brokerage firm or other agent, you may change your vote by submitting new voting instructions to your bank, brokerage firm or other agent, or, if you have obtained a valid proxy from your bank, brokerage firm or other agent giving you the right to vote your shares, by attending the Annual Meeting and voting in person.
Solicitation of Proxies
We are soliciting your proxy for the Annual Meeting and will bear the cost of such solicitation process. In addition to soliciting stockholders by mail, we will request banks, brokers and other intermediaries holding shares of our Common Stock beneficially owned by others to obtain proxies from the beneficial owners and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and employees to solicit proxies, personally or by telephone, without additional compensation.
Voting Results
We will announce preliminary voting results at the Annual Meeting. We will report final results on a Form 8-K to be filed with the U.S. Securities and Exchange Commission (the “SEC”).

PROPOSAL NO. 1

ELECTION OF DIRECTORS
We have a classified Board consisting of three Class I directors, three Class II directors and three Class III directors. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates. Following the Annual Meeting, we will have no vacancies on our Board.
The term of the existing Class II directors will expire on the date of this Annual Meeting. Accordingly, three persons are to be elected to serve as Class II directors of the Board at this Annual Meeting. The Board’s nominees for election by the stockholders to those three positions are (1) current independent Class II director, Dr. Raluca Dinu, (2) current Class II director, Mariya Pylypiv, and (3) new independent Class II director nominee, James S. Greene. Each nominee has consented to being named in the proxy materials relating to the Annual Meeting and to serve if elected. Following a request by current Class II director Mr. Nathan Locke to not be renominated for election to the Board, the Board has determined not to renominate Mr. Locke. Mr. Locke’s request to not be renominated is not a result of any disagreements with the Company.
If elected, each nominee will serve as a director until our annual meeting of stockholders in 2026 and until their respective successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate. The proxies cannot vote for more than three persons.
The three nominees for Class II director receiving the highest number of votes will be elected as Class II directors. A “Withhold” vote will have no effect on the vote.
The Board recommends that you vote “FOR” the nominees named above.
The names of our directors, including the nominees for Class II directors to be elected at this Annual Meeting, and certain information about them as of December 12, 2023 is set forth below.
Name	Position at UpHealth	Age	Director of UpHealth Since
Class I Directors Whose Terms Expire at the 2025 Annual Meeting of Stockholders:
Martin S. A. Beck	Director and Chief Executive Officer	57	2023
Luis Machuca	Director	65	2022
Mark Guinan	Director	61	2022
Class II Director Nominees for Election at the 2023 Annual Meeting of Stockholders:
Dr. Raluca Dinu	Director	49	2019
Dr. Mariya Pylypiv	Director	35	2021
James S. Greene	Director Nominee	69	—
Class III Directors Whose Terms Expire at the 2024 Annual Meeting of Stockholders:
Dr. Avi S. Katz	Chairman of the Board	65	2019
Agnès Rey-Giraud	Director	59	2021
Dr. Chirinjeev Kathuria	Director	59	2021
Directors’ Principal Occupation, Business Experience, Qualifications, and Directorships
Class I Directors
Martin S. A. Beck. Mr. Beck joined our Board on October 9, 2023 and has served as our Chief Executive Officer since October 6, 2023. Prior to his appointment as our Chief Executive Officer, Mr. Beck served as our Chief Financial Officer since the closing of the business combinations that formed the Company in June 2021 (the “Business Combinations”). Mr. Beck has served as a Managing Director at Sikich Corporate Finance, LLC since October 2018 and as the Founder and President of Rewi Enterprises, LLC, a private investment firm, since 2003. Mr. Beck served as a co-founder and Managing Director of MAT Capital, LLC from October 2009 to January 2016. Mr. Beck was a Director at Macquarie Capital Advisors from January 2007 to August 2009 where he focused on mergers and acquisitions and principal transactions. Before then, beginning in May 2000, Mr. Beck was an Executive Director at J.P. Morgan, where he specialized in mergers and acquisitions in the industrials sectors. Mr. Beck also served as Managing Director of Weichai Power Co. from October 2009 to May 2015, where he led International Corporate Development. Mr. Beck received a Master of Business Administration from New York University, a J.D. from Northwestern University School of Law, and a Bachelor of Arts in Economics from Princeton University. The Company believes that Mr. Beck is qualified to serve on the Board based on his extensive executive management and leadership experience.
Luis Machuca. Mr. Machuca joined our Board in December 2022. He also serves as a director of Umpqua Bank (Nasdaq: UMPQ) since 2010 and as Chair of its Compensation Committee since 2015, and was the designated director for its FinTech venture. Mr. Machuca played a key role in Umpqua’s Chief Executive Officer succession in 2017, as well as in the pending merger between Umpqua and Columbia Bank (Nasdaq: COLB). In addition, he serves as a director of Cambia Health Solutions since 2008, and also serves as Cambia’s director on the board of Echo Health Ventures, which he chaired from 2019 until 2021. Mr. Machuca also serves as an independent director and Chairman of the board of Saphyre, a private equity-backed FinTech startup. Mr. Machuca is a leader in technology and healthcare with experience in governance, turnarounds, mergers and acquisitions, finance, risk management and talent development. In December 2001, he founded Kryptiq Corporation, a venture-backed company in the healthcare technology field, and served as its Chief Executive Officer from January 2002 until 2015. Under Mr. Machuca’s leadership, Kryptiq had a profound impact on the relationship between medical providers and patients, leading to its acquisition by Surescripts as a wholly owned subsidiary in August 2012. After spinning off in January 2015 as Enli Health Intelligence Corporation, under Mr. Machuca’s continued leadership as Chief Executive Officer (a role that he held until December 2020), the newly independent company rapidly became the market leader in population health management software. Prior to Enli Health Intelligence, Mr. Machuca served as President and Chief Operating Officer of eFusion Corporation from 1998 until its acquisition by ITXC in 2000, after which he served as Executive Vice President and General Manager of e-Commerce until 2001. Before eFusion, Mr. Machuca served as Executive Vice President of the NEC Computer Services Division of Packard Bell-NEC Corporation from 1996 to 2001. He began his career with Intel in 1981, where he spent 15 years ascending to leadership roles in manufacturing, engineering, marketing, and ultimately became the General Manager of the OEM Systems Division. He holds a B.S. in Electrical Engineering and an M.S. in Industrial Engineering from Purdue University. The Company believes that Mr. Machuca is qualified to serve on the Board based on his extensive business operations and leadership experience with healthcare and technology companies.
Mark J. Guinan. Mr. Guinan joined our Board in December 2022. Mr. Guinan also served as a director of Myovant Sciences until March 10, 2023. He recently retired from Quest Diagnostics after serving as Executive Vice President and Chief Financial Officer for nine years. From 2010 until joining Quest Diagnostics in 2013 as Senior Vice President and Chief Financial Officer, Mark served as Chief Financial Officer for Hill-Rom Holdings Inc., a manufacturer and provider of medical technologies and related services for the health care industry. Previously, he had served in a number of finance and operations roles in a long career at Johnson & Johnson, where Mark served as Chief Procurement Officer, and earlier as Vice President of Pharmaceuticals Group Finance. Before that, he held a number of financial roles at Procter & Gamble. Mr. Guinan earned an MBA from The John M. Olin Graduate School of Business at Washington University, St. Louis, Mo., and a bachelor’s degree in economics from the University of Notre Dame. The Company believes that Mr. Guinan is qualified to serve on the Board based on his business experience as a board member of a publicly listed company and his experience as an audit committee financial expert.
Class II Directors and Director Nominees for Election at the 2023 Annual Meeting of Stockholders
Dr. Raluca Dinu. Dr. Dinu joined our Board in March 2019 and served as our President and Chief Executive Officer from August 2019 until the closing of the Business Combinations in June 2021. Dr. Dinu has spent approximately 21 years in international executive positions within the TMT industry working for privately held start-ups, middle-cap companies and large enterprises. In these roles, Dr. Dinu has been instrumental in launching and accelerating entities, building teams, large scale fund-raising, developing key alliances and technology partnerships, M&A activities, business development, financial management, global operations and sales and marketing. She also served on the board of directors of GigCapital3, Inc. (“GIG3”) beginning in February 2020 and continued in that role after that company became Lightning eMotors, Inc. (NYSE: ZEV) in May 2021 until October 2021. She has also served as a member of the board of directors of BigBear.ai Holdings, Inc. (NYSE: BBAI) (“BigBear.ai”) since its inception in December 2020 as GigCapital4, Inc. (“GIG4”), and prior to the December 2021 business combination, was also the President, Chief Executive Officer and Secretary of GIG4 since its inception in December 2020. In January 2021, Drs. Katz and Dinu co-founded GigCapital5, Inc. (“GIG5”), a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT, aerospace and defense, advanced medical equipment, intelligent automation and sustainable industries, where Dr. Dinu has served as a member of the board of directors, President, Chief Executive Officer and Secretary of GIG5 since February 2021, and which completed its initial public offering in September 2021. From April 2017 to May 2019, Dr. Dinu was the Vice President and General Manager of IDT’s Optical Interconnects Division. Prior to that, she held several executive-level positions at GigPeak, including Executive Vice President and Chief Operation Officer from April 2016 until it was acquired by IDT in April 2017, and before that, as its Executive Vice President of Global Sales and Marketing from August 2015 to April 2016, and as its Senior Vice President of Global Sales and Marketing from December 2014 to August 2015. From February 2014 to September 2017, Dr. Dinu was a member of the board of directors of Brazil-Photonics, in Campinas, Brazil, a joint venture that GigPeak established with the Centro de Pesquisa e Desenvolvimento em Telecomunicações (CPqD). From 2001 to 2008, Dr. Dinu was Vice President of Engineering at Lumera Corporation (“Lumera”) (Nasdaq: LMRA). Lumera was acquired by GigPeak in 2008, and Dr. Dinu joined GigPeak at that time. Dr. Dinu holds a B.Sc. in Physics and Ph.D. in Solid State Condensed Matter Physics from the University of Bucharest, and an Executive-M.B.A. from Stanford University. She also has a Corporate Director certificate from Harvard Business School, after completing the certification for Audit Committees and Compensation Committees in 2021, and Making Corporate Boards More Effective in 2022. Dr. Dinu is married to Dr. Katz, Chairman of our Board. The Company believes that Dr. Dinu is qualified to serve on the Board based on her business experience as a board member of a publicly listed company and her investing experience.
Dr. Mariya Pylypiv. Dr. Pylypiv has served as a member of our Board since the closing of the Business Combinations in June 2021, and previously served as the SVP Corporate Finance of UpHealth from May 2022 until September 2022 and as the Chief Strategy Officer of UpHealth from June 2021 until May 2022. She is the co-founder of UpHealth Holdings and previously served as the Vice Chairwoman and Secretary of the board of directors of UpHealth Holdings. Prior to that, she held the same roles at UpHealth Services, Inc. following its formation in November 2019. Since November 2016, Dr. Pylypiv has been responsible for the development of UpHealth Services, Inc.’s business and corporate strategy. Dr. Pylypiv joined Sikich LLC in 2018 as an Associate and was promoted to Vice President of Investment Banking and Corporate Development, a position she held until July 2021. During her tenure, she was responsible for managing internal acquisitions for Sikich and leading investment banking transactions for clients. Prior to that, Dr. Pylypiv oversaw daily operations and trading, while also developing global absolute return long/short market-neutral equity strategies for Acrospire Investment Management LLC with peak AUM of $350m, from February 2016 to March 2018 in her role as a Senior Research Analyst. From July 2014 to January 2016, Dr. Pylypiv worked as a Quantitative Research Analyst at Rotella Capital Management, where she developed trading strategies using machine learning techniques and supervised trade executions on a daily basis. Dr. Pylypiv has also provided her expertise to advisory boards for companies involved in investment banking, financial investments, health tech, aerospace and technology. Dr. Pylypiv holds a Bachelors of Business Economics: Accounting and Audit, and a Masters in Accounting and Audit from Vasyl Stefanyk Precarpathian National University, B.A. and M.A. degrees in International Economics from Ternopil National Economic University and a Ph.D. from Purdue University in Consumer and Family Economics, with focus on Finance. Dr. Pylypiv has completed various certifications in financial accounting, ESG, corporate governance, and cyber security. The Company believes that Dr. Pylypiv is qualified to serve on the Board based on her historic knowledge of UpHealth Holdings and her experience serving on the Board since the closing of the Business Combinations.
James S. Greene. Mr. Greene serves as a director of Umpqua Bank (Nasdaq: UMPQ). He is Founder and Managing Partner of Sky D Ventures, a private equity and advisory services company serving the financial services and FinTech global market. Prior to Sky D Ventures, Mr. Greene was a general partner with an incubator of start-ups focused on digital platforms and solutions from November 2013 to October 2015. He was previously a Vice President with Cisco Systems, Inc. (NASDAQ: CSCO) in its Global Advanced Services Organization, a position he held from February 2012 to September 2013. He joined Cisco in 2005 as Vice President and Global Head of its Financial Services Consulting Business. From there he served as leader of Cisco’s global Strategic Partner Organization. Before Mr. Greene’s tenure at Cisco and Accenture, he generated significant growth as president and CEO of Abilizer, a portal technology start-up company, as managing director at Capgemini, and as global head of financial services at TeleTech. The Company believes that Mr. Greene is qualified to serve on the Board based on his leadership experience with technology companies, as well as his business development and finance experience.
Nathan Locke. Mr. Locke joined our Board upon the closing of the Business Combinations in June 2021. Mr. Locke is a Managing Partner and Co-Head of Kayne Anderson Capital Advisors’ growth equity activities. He has spent more than a dozen years at Kayne Anderson identifying and analyzing investment opportunities in technology and tech-enabled service companies, and assisting at the board level in helping those companies as they scale post-investment. He has been involved with companies at various stages of growth in healthcare technology and telemedicine, media & telecom, security & compliance and supply chain & logistics. Prior to joining Kayne Anderson in 2008, Mr. Locke worked as a senior analyst on the finance team of Romney for President, Inc., and as the controller for The Commonwealth Political Action Committees. Mr. Locke earned a B.S. in Finance from the University of Utah, where he graduated magna cum laude from the David Eccles School of Business. Following a request by current Class II director Mr. Nathan Locke to not be renominated for election to the Board, the Board has determined not to renominate Mr. Locke. Mr. Locke’s request to not be renominated is not a result of any disagreements with the Company.
Class III Directors
Dr. Avi S. Katz. Dr. Katz has served as Chairman of our Board since June 2022, and prior to then, he served as Co-Chairman of our Board since the closing of the Business Combinations in June 2021. As Chairman of our Board, Dr. Katz has steered many restructuring and refinancing transactions of the Company, including the sales of two divisions of the company, to IGI for $56 million in a cash deal in June 2023 and the recent announced sale of Cloudbreak for $180 million in a cash deal to GTCR. Previously, he served as the Executive Chairman of our Board and our Secretary from March 2019 until the closing of the Business Combinations, and from March 2019 until August 2019, was also our Chief Executive Officer, President and Secretary. In March 2019, Dr. Katz founded the Company. Dr. Katz has spent approximately 35 years in international executive positions within the TMT industry working for privately held start-ups, middle-cap companies and large enterprises. In October 2017, Dr. Katz founded GigCapital Global’s first SPAC, GigCapital, Inc. (“GIG1”), a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT industry. GIG1 completed its initial public offering in December 2017, in which it sold 14,375,000 units at price of $10.00 per unit, with each unit consisting of one share of GIG1 common stock, three-fourths (3/4) of one warrant to purchase one share of GIG1 common stock and one right to receive one-tenth (1/10) of one share of GIG1 common stock, generating aggregate proceeds of approximately $144 million. On February 22, 2019, GIG1 entered into a stock purchase agreement to acquire Kaleyra S.p.A. at about transaction enterprise value of $187 million with combined cash and/or promissory note consideration of $15 million. The transaction closed on November 25, 2019, and GIG1 was renamed Kaleyra, Inc. (“Kaleyra”) and listed on the NYSE American stock exchange under the symbol “KLR” (and since that time, Kaleyra uplisted to the NYSE). In October 2023, Kaleyra was acquired by Tata Communications at a transaction enterprise value of about $320 million in a cash deal and ceased to exist as a public company. Dr. Katz served as the Chairman of the board of directors and Secretary of Kaleyra since the consummation of the transaction in November 2019 until the acquisition by Tata. In this capacity, Dr. Katz steered many restructuring and refinancing, including the acquisition of mGage from Blackstone for about $225 million in a cash and stock deal in June 2021. Prior to that time, Dr. Katz served as the Executive Chairman, Secretary and Chief Executive Officer of GIG1. In February 2020, Drs. Katz and Dinu co-founded GIG3, a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT industry. GIG3 completed its initial public offering in May 2020, in which it sold 20,000,000 units at a per unit price of $10.00, with each unit consisting of one share of GIG3 common stock and three-fourths (3/4) of one warrant to purchase one share of GIG3 common stock, generating aggregate proceeds of $200 million. On May 6, 2021, GIG3 completed its business combination with Lightning Systems, Inc., which does business as Lightning eMotors, and the combined company retained such name. Lightning eMotors, Inc. was listed on the NYSE under the new ticker symbol “ZEV.” Dr. Katz served as the Chief Executive Officer, Executive Chairman and Secretary of GIG3 since its inception until the closing of the business combination in May 2021, when Dr. Katz was appointed as the Co-Chairman of the board of directors of Lightning eMotors, Inc., and served in that position until October 2021 when he did not stand for reelection to the board of directors. In December 2020, Drs. Katz and Dinu co-founded GIG4, a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT and sustainable industries. GIG4 completed its initial public offering in February 2021, in which it sold 35,880,000 units at a per unit price of $10.00, with each unit consisting of one share of GIG4 common stock and one-third (1/3) of one (1) warrant to purchase one share of GIG4 common stock, generating aggregate proceeds of about $359 million. GIG4 listed on Nasdaq under the symbol “GIG.” In June 2021, GIG4 announced its agreement for a business combination with BigBear.ai Holdings, LLC. The business combination between GIG4 and BigBear.ai Holdings, LLC closed on December 9, 2021, and GIG4 was renamed BigBear.ai Holdings, Inc. BigBear.ai moved its listing from Nasdaq to the NYSE, where it is listed under the ticker symbol “BBAI.” Dr. Katz served as the Executive Chairman of GIG4 from its inception until the closing of the business combination with BigBear.ai Holdings, LLC on December 9, 2021, and since then, has continued to serve as a member of the board of directors of BigBear.ai. In January 2021, Drs. Katz and Dinu co-founded GIG5, a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT, aerospace and defense, advanced medical equipment, intelligent automation and sustainable industries, where Dr. Katz has served as Executive Chairman of the board of directors since its inception in January 2021, and which completed its initial public offering in September 2021. Dr. Katz had also been the Chief Executive Officer and President of GIG5 for a short period of time before Dr. Dinu substituted for him as Chief Executive Officer and President in February 2021. Prior to launching his first Private-to-Public (PPE) company in 2017, Dr. Katz dedicated 10 years to incept and bootstrap, develop and manage GigPeak, Inc. (“GigPeak”) (NYSE American: formerly GIG), originally known as GigOptix, Inc. He served as Chairman of the Board, Chief Executive Officer and President of GigOptix / GigPeak from its inception in 2007 until its sale in April 2017 to IDT International (Nasdaq: IDTI) for $250 million in cash. While Dr. Katz was at GigPeak’s helm, the company completed 10 M&A deals. From 2003 to 2005, Dr. Katz was the chief executive officer, president, and member of the board of directors of Intransa, Inc. From 2000 to 2003, Dr. Katz was the chief executive officer, president and a member of the board of directors of Equator Technologies. Prior to that, Dr. Katz held several leadership positions over the span of his career within the TMT industry since serving as member of Technical Staff at AT&T Bell Laboratories between 1988 and 1994, and made numerous angel investments in high-tech companies around the world, being a serial entrepreneur. He holds many U.S. and international patents, authored and co-authored more than 350 published scientific and technical articles in reputable journals, and is the editor of a number of technical books. Dr. Katz is a global philanthropist, and among many other activities, serves as board member of the NY Philharmonic Company. He is a graduate of the 1976 class of the Israeli Naval Academy, graduate of the 1979 USA Naval ASW class, and holds a B.Sc. and Ph.D. in Materials from the Technion (Israel Institute of Technology). Dr. Katz is married to Dr. Dinu, a member of our Board. The Company believes that Dr. Katz is qualified to serve as Chairman of the Board based on his business experience as a founder, inventor, chief executive officer and director of a publicly listed company and his investing experience.
Agnès Rey-Giraud. Ms. Rey-Giraud joined our Board upon the closing of the Business Combinations in June 2021. Ms. Rey-Giraud is Chairman of Acera Surgical, Inc., which she co-founded in 2013, and until May 2022, was its Chief Executive Officer. Acera Surgical has engineered a new class of resorbable synthetic hybrid-scale fiber matrices designed to restore damaged tissue. Ms. Rey-Giraud played an essential role in devising Acera’s initial strategy, recruiting the company’s first leadership team and securing the financial backing to bring revolutionary concepts from the lab to the operating room. Ms. Rey-Giraud was previously an officer at Express Scripts Holding Company (Nasdaq: ESRX), a Fortune 100 company, where she served in multiple executive roles of increasing responsibility, including Executive Vice President of Product Development, Supply Chain, Corporate Strategy and President of International Operations. Ms. Rey-Giraud currently serves on the board of GoodRx, Inc. (Nasdaq: GDRX), a role she has held since 2016. The company recently completed a multibillion IPO. GoodRx offers a range of services that help people get the healthcare they need at a price they can afford. In addition, Ms. Rey-Giraud has served on numerous boards of directors, including RxHub (now SureScripts), a healthcare technology services company, from its design and creation from 2000 to 2006. During this period, RxHub transformed from a business plan to a service and technology platform, facilitating the creation of communication standards and the adoption of electronic prescribing in the United States that are now the common standard in the country. Her other board roles have included Pritikin, a wellness company, from September 2011 to June 2020 and HD Smith, a privately owned drug wholesale distributor, from September 2013 to March 2015. Ms. Rey-Giraud is a cancer survivor who credits a clinical trial with her life-saving treatment. She has since become an advocate for breast cancer awareness and affordable health care, especially for patients diagnosed with debilitating or terminal illness. Ms. Rey-Giraud holds an MBA from the University of Chicago, a Master of Management in Operations from Ecole de Management de Lyon Business School, and a Master’s Degree in engineering, also earned in France. She has earned certifications in board service from Northwestern University and Harvard College. The Company believes that Ms. Rey-Giraud is qualified to serve on the Board based on her business experience, and in particular with companies in the healthcare technology space.
Dr. Chirinjeev Kathuria. Dr. Kathuria has served as a member of our Board since the closing of the Business Combinations in June 2021, and previously also served as Co-Chairman of our Board until June 2022. Dr. Kathuria is an Indian American investor, businessperson, and philanthropist. He co-founded UpHealth Holdings in October 2020, following the reorganization of UpHealth Services, Inc., which he founded in November 2019. Prior to the closing of the Business Combinations, he served as the Chairman of the Board of UpHealth Holdings and UpHealth Services, Inc. since each of their inceptions. Dr. Kathuria co-founded Ocean Biomedical in January 2019 and serves as the Chairman of its board of directors, a position he has held since inception. Ocean Biomedical is a biotech company that partners with leading scientists and research institutions to accelerate the translation of new discoveries into breakthrough medicines. Dr. Kathuria also co-founded AIRO Group in March 2020 and serves as the Chairman of its board of directors, a position he has held since inception. AIRO Group offers an end-to-end solution for the next generation of avionics, manned and unmanned mobility, and multi-modal transportation for defense and commercial markets. In addition, Dr. Kathuria co-founded and served as Chairman of New Generation Power in February 2009 and founded and served as a director of American Teleradiology NightHawks, Inc. in March 2003. American Teleradiology NightHawks, Inc. merged with NightHawk Radiology Holdings, Inc. and the combined company went public on Nasdaq in October 2006. Dr. Kathuria served as a director of The X-Stream Networks Inc. from March 1998 to March 2000, an internet service provider which was sold to Liberty Surf Group S.A. and subsequently went public on the Paris Stock Exchange. Dr. Kathuria has also been involved in space exploration, and was the Founding Director of MirCorp in January 1999, the first commercial company to privately launch and fund manned space programs. Dr. Kathuria ran for U.S. Senate in Illinois, becoming the first Indian American to run for the U.S. Senate in U.S. history, in a race that included eventual winner, President Barack Obama. Dr. Kathuria received a Bachelor of Science degree and Doctor of Medicine from Brown University and a Master of Business Administration degree from Stanford University. The Company believes that Dr. Kathuria is qualified to serve on the Board based on his historic knowledge of UpHealth Holdings, vision for company growth and his leadership and managerial experience.

CORPORATE GOVERNANCE
Director Independence
The Board has determined that, other than Mr. Beck and Drs. Kathuria and Pylypiv, each of the current members and nominees of the Board is an “independent director” for purposes of the listing standards of the New York Stock Exchange (“NYSE”) and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, as the term relates to membership on the Board and the various committees of the Board, and which is defined generally as a person other than an executive officer or employee of UpHealth or its subsidiaries or any other individual having a relationship, which, in the opinion of our Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.
Board Responsibilities and Structure
The Board oversees, counsels, and directs management in the long-term interests of UpHealth and our stockholders. The Board’s responsibilities include:
•	selecting, evaluating the performance of, and determining the compensation of the Chief Executive Officer and other executive officers;
•	planning for succession with respect to the position of Chief Executive Officer and monitoring management’s succession planning for other executive officers;
•	reviewing and approving our major financial objectives and strategic and operating plans, and other significant actions;
•	overseeing the conduct of our business and the assessment of our business and other enterprise risks to evaluate whether the business is being properly managed; and
•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.
The Board and its committees met throughout the year on a set schedule, held special meetings, and acted by written consent from time to time as appropriate.
Board Leadership Structure. The Board has leadership in the form of a Chairman of the Board. The Bylaws establish a fixed policy regarding the separation of the offices of Chairman of the Board and Chief Executive Officer. In accordance with this policy, the Board maintains a separate Chairman of the Board who is not the Chief Executive Officer of UpHealth. The duties of the Chairman of the Board include:
•	presiding over all meetings of the Board;
•	preparing the agenda for Board meetings in consultation with the Chief Executive Officer and other members of the Board;
•
working with the Chairman of the Nominating and Corporate Governance Committee and the Compensation Committee to manage the Board’s process for annual director self-assessment and evaluation of the Board and of the Chief Executive Officer;

•	general supervision and control of the acquisition and financing activities of the Company; and
•	presiding over all meetings of stockholders.
The Board’s Role in Risk Oversight at UpHealth
One of the Board’s functions is oversight of risk management at UpHealth. “Risk” is inherent in business, and the Board seeks to understand and advise on risk in conjunction with the activities of the Board and the Board’s committees.

Defining Risk. The Board and management consider “risk” for these purposes to be the possibility that an undesired event could occur that might adversely affect the achievement of our objectives. Risks vary in many ways, including the ability of UpHealth to anticipate and understand the risk, the types of adverse impacts that could occur if the undesired event occurs, the likelihood that an undesired event and a particular adverse impact would occur, and the ability of UpHealth to control the risk and the potential adverse impacts. Examples of the types of risks faced by UpHealth include:
•	macro-economic risks, such as inflation, reductions in economic growth, or recession;
•	political risks, such as restrictions on access to markets, confiscatory taxation, or expropriation of assets;
•	“event” risks, such as natural disasters; and
•	business-specific risks related to strategic position, operational execution, financial structure, legal and regulatory compliance, and corporate governance.
Not all risks can be dealt with in the same way. Some risks may be easily perceived and controllable, and other risks are unknown; some risks can be avoided or mitigated by particular behavior, and some risks are unavoidable as a practical matter. For some risks, the potential adverse impact would be minor, and, as a matter of business judgment, it may not be appropriate to allocate significant resources to avoid the adverse impact; in other cases, the adverse impact could be significant, and it is prudent to expend resources to seek to avoid or mitigate the potential adverse impact. In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward. UpHealth engages in numerous activities seeking to align its voluntary risk-taking with company strategy, and understands that its projects and processes may enhance UpHealth’s business interests by encouraging innovation and appropriate levels of risk-taking.
Management is responsible for identifying risk and risk controls related to significant business activities; mapping the risks to company strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, the appropriate manner in which to control risk, and the support of the programs discussed below and their risk to company strategy. The Board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that UpHealth faces and how UpHealth is seeking to control risk if and when appropriate. In some cases, as with risks of new technology and risks related to product acceptance, risk oversight is addressed as part of the full Board’s engagement with the Chief Executive Officer and management. In other cases, a Board committee is responsible for oversight of specific risk topics. For example, the Audit Committee oversees issues related to internal control over financial reporting and significant pending and threatened litigation, and the Compensation Committee oversees risks related to compensation programs, as discussed in greater detail below. The Board had also previously established a Compliance Committee to address healthcare regulatory and other compliance risk issues, but in 2023, the Board dissolved the Compliance Committee as a standalone committee of the Board and instead established a compliance subcommittee of the Audit Committee to fulfill the function previously handled by the Compliance Committee. Presentations and other information for the Board and Board committees generally identify and discuss relevant risk and risk control, and the Board members assess and oversee the risks as a part of their review of the related business, financial, or other activity of UpHealth. The full Board also receives specific reports on enterprise risk management, in which the identification and control of risk are the primary topics of the discussion.
Executive Sessions
UpHealth regularly has executive sessions of the Board where members of management and members of the Board who are employees of the Company are not in attendance. The Chairman of the Board, Dr. Avi S. Katz, has presided at these executive sessions. Any party wishing to make their concerns known to non-management or independent directors of the Board may contact Drs. Katz and Raluca Dinu and Ms. Agnès Rey-Giraud at the following email address: independentdirectors@uphealthinc.com.
Meetings of the Board and Committees
The Board held 22 meetings during the fiscal year ended December 31, 2022. The Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. As noted above, in 2022, the Board had a fourth standing committee – a Compliance Committee. During our last fiscal year, each of our incumbent directors attended at least 75% of the total number of meetings of the Board and all of the committees of the Board on which such director served during that period.

The following table sets forth the standing committees of the Board and the members of each committee as of the date that this Proxy Statement was first made available to our stockholders:
Name of Director	Audit	Compensation	Nominating and Corporate Governance
Dr. Avi S. Katz
Dr. Raluca Dinu	X(3)
Agnès Rey-Giraud		Chair	X
Mark J. Guinan(1)	Chair(4)	X
Dr. Mariya Pylypiv
Nathan Locke	X		X
Luis Machuca(1)		X	Chair
Dr. Chirinjeev Kathuria
Martin S. A. Beck(2)
Number of meetings during fiscal year 2022:	9	16	1
(1)	Messrs. Guinan and Machuca joined our Board on December 5, 2022.
(2)	Mr. Beck joined our Board on October 9, 2023.
(3)	Dr. Dinu serves as Chair of the Compliance Subcommittee of the Audit Committee that was established in 2023. She previously served as Chair of the Compliance Committee of the Board.
(4)	Mr. Guinan serves as a member of the Compliance Subcommittee of the Audit Committee that was established in 2023.
Audit Committee
The Audit Committee is responsible for, among other matters:
•
assisting the Board in the oversight of (i) the accounting and financial reporting processes of the Company and the audits of the financial statements of Company, (ii) the preparation and integrity of the financial statements of the Company, (iii) the compliance by the Company with financial statement and regulatory requirements, (iv) the performance of the Company’s internal finance and accounting personnel and its independent registered public accounting firms, and (v) the qualifications and independence of the Company’s independent registered public accounting firms;

•
reviewing with each of the internal and independent registered public accounting firms the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation;

•
reviewing and discussing with management and internal auditors the Company’s system of internal control and discussing with the independent registered public accounting firm any significant matters regarding internal controls over financial reporting that have come to its attention during the conduct of its audit;

•
reviewing and discussing with management, internal auditors and independent registered public accounting firm the Company’s financial and critical accounting practices, and policies relating to risk assessment and management;

•
receiving and reviewing reports of the independent registered public accounting firm discussing (i) all critical accounting policies and practices to be used in the firm’s audit of the Company’s financial statements, (ii) all alternative treatments of financial information within U.S. GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm, and (iii) other material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences;

•
reviewing and discussing with management and the independent registered public accounting firm the annual and quarterly financial statements and section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company prior to the filing of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•
reviewing, or establishing, standards for the type of information and the type of presentation of such information to be included in earnings press releases and earnings guidance provided to analysts and rating agencies;

•
discussing with management and the independent registered public accounting firm any changes in Company’s critical accounting principles and the effects of alternative U.S. GAAP methods, off-balance sheet structures and regulatory and accounting initiatives;

•	reviewing material pending legal proceedings involving the Company and other contingent liabilities;
•
meeting periodically with the Chief Executive Officer, Chief Financial Officer, the senior internal auditing executive and the independent registered public accounting firm in separate executive sessions to discuss results of examinations;

•
reviewing and approving all transactions between the Company and related parties or affiliates of the officers of the Company requiring disclosure under Item 404 of Regulation S-K prior to the Company entering into such transactions;

•
establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees or contractors of concerns regarding questionable accounting or accounting matters;

•
reviewing periodically with the Company’s management, the independent registered public accounting firm and outside legal counsel (i) legal and regulatory matters which may have a material effect on the financial statements, and (ii) corporate compliance policies or codes of conduct, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities; and

•	establishing policies for the hiring of employees and former employees of the independent registered public accounting firm.
Our Audit Committee consists of Messrs. Guinan and Locke and Dr. Dinu, each of whom qualifies as an independent director according to the rules and regulations of the SEC and NYSE with respect to Audit Committee membership. Mr. Guinan serves as Chair of the Audit Committee. Each member of the Audit Committee is financially literate and our Board has determined that Mr. Guinan qualifies as an “Audit Committee financial expert” as defined in applicable SEC rules. Our Board has adopted a written charter for the Audit Committee, which is available on our corporate website at https://investors.uphealthinc.com/governance/governance-documents/. The information on our website is not part of this Proxy Statement.
Compliance Subcommittee of the Audit Committee
The Compliance Subcommittee of the Audit Committee is responsible for, among other matters:
•
reviewing, approving, overseeing and monitoring the Company’s Enterprise Risk Management Program, including determining whether appropriate risks have been identified, establishing a risk management infrastructure to identify, measure, address, monitor and report those risks, and periodically reviewing and approving the Company’s enterprise-wide risk management framework;

•
reviewing, overseeing and monitoring implementation of the Company’s Healthcare Compliance Program and Work Plan, which includes elements recognized by the Office of Inspector General for the Department of Health and Human Services as pertinent to an effective compliance program;

•
establishing a management-level compliance committee and appointing an individual to serve as Chief Compliance Officer; providing prior approval for all decisions relating to the appointment, material discipline, and termination of the Chief Compliance Officer, as well as consultation and prior approval of compensation or benefit decisions impacting the Chief Compliance Officer;

•	receiving and discussing reports prepared by the Chief Compliance Officer and the management-level compliance committee concerning risk and compliance matters, including meeting in executive session;

•	giving regular reports to the Board concerning meetings of the Compliance Subcommittee and such other matters as may be specified by the Board;
•	making findings and recommendations to the Board regarding the adequacy of the Company’s compliance program;
•
performing any other activity consistent with its charter as the Compliance Subcommittee may deem necessary or appropriate for the fulfillment of its responsibilities under its charter or as required by applicable law or regulation; and

•	conducting an annual performance evaluation of the Compliance Subcommittee and annually evaluating the adequacy of its charter.
Our Compliance Subcommittee consists of Dr. Dinu and Mr. Guinan. Dr. Dinu serves as Chair of the Compliance Subcommittee. Our Audit Committee has adopted a written charter for the Compliance Subcommittee.
Compensation Committee
The Compensation Committee is responsible for, among other matters:
•	reviewing the performance of the Chief Executive Officer and executive management;
•	assisting the Board in developing and evaluating potential candidates for executive positions (including Chief Executive Officer);
•
reviewing and approving goals and objectives relevant to the Chief Executive Officer and other executive officer compensation, evaluating the Chief Executive Officer’s and other executive officers’ performance in light of these corporate goals and objectives, and setting Chief Executive Officer and other executive officer compensation levels consistent with its evaluation and the Company’s philosophy;

•	approving the salaries, bonus and other compensation for all executive officers;
•	reviewing and approving compensation packages for new corporate officers and termination packages for corporate officers as requested by management;
•	reviewing and discussing with the Board and senior officers plans for officer development and corporate succession plans for the Chief Executive Officer and other senior officers;
•	reviewing and making recommendations concerning executive compensation policies and plans;
•	reviewing and recommending to the Board the adoption of or changes to the compensation of the Company’s directors;
•	reviewing and approving the awards made under any executive officer bonus plan, and providing an appropriate report to the Board;
•
reviewing and making recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans, and, except as otherwise delegated by the Board, acting as the “Plan Administrator” for equity-based and employee benefit plans;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for the Company’s executive officers and employees;
•	reviewing periodic reports from management on matters relating to the Company’s personnel appointments and practices;
•	assisting management in complying with the Company’s proxy statement and annual report disclosure requirements;
•	issuing an annual report of the Compensation Committee on Executive Compensation for the Company’s annual proxy statement in compliance with applicable SEC rules and regulations;
•	annually evaluating the Compensation Committee’s performance and the committee’s charter and recommending to the Board any proposed changes to the charter or the committee; and
•
undertaking all further actions and discharging all further responsibilities imposed upon the committee from time to time by the Board, the federal securities laws or the rules and regulations of the SEC.

Our Compensation Committee consists of Ms. Rey-Giraud and Messrs. Guinan and Machuca, each of whom qualifies as an independent director according to the rules and regulations of NYSE with respect to Compensation Committee membership. Ms. Rey-Giraud serves as Chair of the Compensation Committee. Our Board has adopted a written charter for the Compensation Committee, which is available on our corporate website at https://investors.uphealthinc.com/governance/governance-documents/. The information on our website is not part of this Proxy Statement.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for, among other matters:
•	developing and recommending to the Board the criteria for appointment as a director;
•	identifying, considering, recruiting and recommending candidates to fill new positions on the Board;
•	reviewing candidates recommended by stockholders;
•	conducting the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates; and
•	recommending director nominees for approval by the Board and election by the stockholders at the next annual meeting.
The Nominating and Corporate Governance Committee has not established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.
Our Nominating and Corporate Governance Committee consists of Messrs. Machuca and Locke and Ms. Rey-Giraud, each of whom qualifies as an independent director according to the rules and regulations of the SEC and NYSE with respect to Nominating and Corporate Governance Committee membership. Mr. Machuca serves as Chair of the Nominating and Corporate Governance Committee. Our Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our corporate website at https://investors.uphealthinc.com/governance/governance-documents/. The information on our website is not part of this Proxy Statement.
Director Nominations
In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of UpHealth (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by UpHealth; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by UpHealth. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described herein. For additional information regarding the nomination process and applicable requirements, see “Stockholder Proposals and Nominations to be Presented at 2024 Annual Meeting” on page 50 of this Proxy Statement.
Communications with Directors
Stockholders may communicate with UpHealth’s Board through UpHealth’s Secretary by writing to the following address: Board of Directors, c/o Secretary, UpHealth, Inc., 14000 S. Military Trail, Suite 203, Delray Beach, Florida 33484. UpHealth’s Secretary will forward all correspondence to the Board, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. UpHealth’s Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within UpHealth for review and possible response.
Director Attendance at Annual Meetings
We attempt to schedule our annual meeting of stockholders at a time and date to accommodate attendance by directors taking into account the directors’ schedules. All directors are encouraged to attend our annual meeting of stockholders. At our 2022 annual meeting of stockholders, five of our directors were in attendance.
Committee Charters and Other Corporate Governance Materials
We have adopted a Code of Business Conduct and Ethics applicable to our management team and employees in accordance with applicable federal securities laws. We have previously filed copies of our Code of Business Conduct and Ethics and the charter for each of our committees. You can review those documents, as well as our other publicly filed documents, by accessing our public filings at our website at https://uphealthinc.com/ or at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Business Conduct and Ethics in a Current Report on Form 8-K.
Our Board has adopted written charters for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee that are available on our website at https://investors.uphealthinc.com/governance/governance-documents/.
Corporate Governance Guidelines
We have adopted Corporate Governance Guidelines that address the composition of the Board, criteria for Board membership and other Board governance matters. These guidelines are available on our website at https://investors.uphealthinc.com/governance/governance-documents/. A printed copy of the guidelines may also be obtained by any stockholder upon request.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board has selected BPM LLP (“BPM”) to serve as our independent registered public accounting firm to audit the consolidated financial statements of UpHealth for the fiscal year ending December 31, 2023. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm for UpHealth. Even if the appointment is ratified, our Board may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of UpHealth and its stockholders.
For this Annual Meeting, a representative of BPM is expected to be present, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.
Change of Auditors in November 2022
As previously reported in the Company’s Current Report on Form 8-K filed with the SEC on November 14, 2022, on November 9, 2022, the Audit Committee approved the engagement of BPM as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2022, effective immediately. BPM previously served as the independent registered public accounting firm of GigCapital2, Inc., the Company’s legal predecessor (“GigCapital2”), from its inception in March 2019 until June 14, 2021, when BPM was replaced by Plante & Moran, PLLC (“Plante & Moran”) as the Company’s independent registered public accounting firm. Plante & Moran served as the independent registered public accounting firm of UpHealth Holdings, Inc., a wholly owned subsidiary of the Company and the Company’s accounting predecessor (“UpHealth Holdings”), prior to the closing of the Business Combinations (see the section entitled “Change of Auditors in June 2021” below). Plante & Moran, the Company’s independent registered public accounting firm for the year ended December 31, 2021, resigned as the independent registered public accounting firm of the Company on November 9, 2022, effective that same day.
The report of Plante & Moran on UpHealth’s consolidated balance sheets as of December 31, 2021 and 2020 and the related statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2021 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainties, audit scope or accounting principles.
During the years ended December 31, 2021 and 2020, respectively, and the subsequent interim period through the date of Plante & Moran’s resignation on November 9, 2022, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) between the Company and Plante & Moran on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Plante & Moran, would have caused it to make reference to the subject matter of the disagreements in its reports on the Company’s financial statements for such periods.
During the years ended December 31, 2021 and 2020, respectively, and the subsequent interim period through the date of Plante & Moran’s resignation on November 9, 2022, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act), other than for the year ended December 31, 2021, and the quarterly periods ended March 31 and June 30, 2022, respectively, we reported material weaknesses in our disclosure controls and procedures and internal controls over financial reporting related to: (i) lack of appropriately designed entity-level controls impacting the control environment and monitoring activities to prevent or detect material misstatements to the consolidated financial statements; (ii) lack of appropriately designed information technology general controls in the areas of user access and segregation of duties, including controls over the recording of journal entries and safeguarding of assets, related to certain information technology systems that support our financial reporting process; and (iii) lack of appropriately designed and implemented controls over the following: (1) recording of revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers at certain subsidiaries due to errors in our revenue recognition pertaining to the determination of whether a contract exists, the identification of performance obligations, and the timing and amount of revenue to be recognized; (2) completeness of accruals in the purchase to disbursement process and the payroll process at certain subsidiaries; (3) segregation of duties and monitoring controls over the treasury cycle at certain subsidiaries; (4) financial statement close process at certain subsidiaries to ensure the consistent execution, accuracy, and timely review of account reconciliations; and (5) financial statement preparation process that involves the use of a spreadsheet and manually consolidating all subsidiaries. The Audit Committee has discussed the subject matter of each of these “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act) with Plante & Moran, and the Company has authorized Plante & Moran to respond fully to the inquiries of the Company’s newly engaged independent registered public accounting firm (as discussed above) concerning the subject matter of each such “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).
During the years ended December 31, 2021 and 2020, and the subsequent interim period through the date of the Company’s engagement of BPM as the Company’s independent registered public accounting firm on November 9, 2022, the Company (or its accounting predecessor) did not consult with BPM regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the consolidated financial statements of the Company (or its accounting predecessor), and no written report or oral advice was provided that BPM concluded was an important factor considered by us in reaching a decision as to an accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).
Change of Auditors in June 2021
As previously reported on the Company’s Current Report on Form 8-K filed with the SEC on June 15, 2021, the Audit Committee of the Board approved the appointment of Plante & Moran as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2021. Accordingly, BPM, the independent registered public accounting firm since 2019 of GigCapital2, was informed on June 14, 2021 that it would be replaced by Plante & Moran as the Company’s independent registered public accounting firm, effective immediately.
The report of BPM on GigCapital2’s balance sheets as of December 31, 2020 (as restated) and the statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for the year ended December 31, 2020 (as restated), did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainties, audit scope or accounting principles, except that such audit report contained explanatory paragraphs in which BPM expressed substantial doubt about the Company’s ability to continue as a going concern and indicated that the 2020 financial statements had been restated to correct misstatements.
During the year ended December 31, 2020 and the subsequent interim period through the date of BPM’s dismissal on June 14, 2021, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act) between the Company and BPM on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BPM, would have caused it to make reference to the subject matter of the disagreements in its reports on the Company’s financial statements for such periods.
During the year ended December 31, 2020 and the subsequent interim period through the date of BPM’s dismissal on June 14, 2021, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act), other than for the year ended December 31, 2020, GigCapital2 reported a material weakness in its internal controls over financial reporting related to mistakes in its accounting for warrants issued in connection with a private placement. The Audit Committee of GigCapital2 discussed the subject matter of this “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act) with BPM, and the Company authorized BPM to respond fully to the inquiries of Plante & Moran concerning its subject matter.
During the year ended December 31, 2020 and the subsequent interim period through the date of the Company’s appointment of Plante & Moran as the Company’s independent registered public accounting firm on June 14, 2021, the Company did not consult with Plante & Moran regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the consolidated financial statements of GigCapital2, and no written report or oral advice was provided that Plante & Moran concluded was an important factor considered by us in reaching a decision as to an accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

Principal Accountant Fees and Services
On June 14, 2021, Plante & Moran, Denver, CO, PCAOB ID: 166, was appointed as UpHealth’s independent registered public accounting firm for the fiscal year ended December 31, 2021. On November 9, 2022, BPM, San Jose, CA, PCAOB ID: 207, was appointed as UpHealth’s independent registered public accounting firm for the fiscal year ended December 31, 2022.
The following table presents the aggregate fees billed for professional services rendered by BPM for the fiscal year ended December 31, 2022 and by Plante & Moran for the fiscal year ended December 31, 2021.
	Year Ended December 31,
Type of Fees	2022	2021
Audit Fees(1)	$1,074,127	$1,437,500
Audit-Related Fees(2)	—	80,500
Tax Fees(3)	—	20,930
All Other Fees(4)	—	—
Total	$1,074,127	$1,538,930
(1)
Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of UpHealth’s year-end consolidated financial statements, reviews of the quarterly condensed consolidated financial statements and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings.

(2)
Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our year-end financial statements and are not reported under “Audit Fees.” These services include comfort letters and consents related to the filings of registration statements.

(3)	Tax Fees. Tax fees consist of fees billed for professional services relating to tax compliance, tax planning and tax advice.
(4)	All Other Fees. All other fees consist of fees billed for all other services.
Policy on Board Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditors
The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee shall review and, in its sole discretion, pre-approve all audit and permitted non-audit services to be provided by the independent registered public accounting firm as provided under the Audit Committee charter.
The Audit Committee has determined that all services performed by Plante & Moran and BPM are compatible with maintaining the independence of Plante & Moran and BPM. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve permitted services provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process.
Vote Required and Board Recommendation
A majority of the votes cast “For” or “Against” this proposal at the Annual Meeting must be cast “For” this proposal for it to be approved. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal. If the stockholders do not approve the ratification of BPM as our independent registered public accounting firm, the Audit Committee will reconsider its selection.
The Board unanimously recommends that you vote “FOR” the ratification of the appointment of BPM as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee currently consists of three directors, each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards of the NYSE. The Audit Committee acts pursuant to a written charter that has been adopted by the Board. A copy of the charter is available on UpHealth’s website at https://investors.uphealthinc.com/governance/governance-documents/.
The Audit Committee oversees UpHealth’s financial reporting process on behalf of the Board. The Audit Committee is responsible for retaining UpHealth’s independent registered public accounting firm, evaluating its independence, qualifications and performance, and approving in advance the engagement of the independent registered public accounting firm for all audit and non-audit services. Management has the primary responsibility for the consolidated financial statements and the financial reporting process, including internal controls, and procedures designed to insure compliance with applicable laws and regulations. UpHealth’s independent registered public accounting firm for the fiscal year ended December 31, 2022, BPM, is responsible for expressing an opinion as to the conformity of our audited consolidated financial statements for the fiscal year ended December 31, 2022 with accounting principles generally accepted in the United States of America.
The Audit Committee has reviewed and discussed with management UpHealth’s audited consolidated financial statements. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (United States) (“PCAOB”). In addition, the Audit Committee has met with the independent registered public accounting firm, with and without management present, to discuss the overall scope of the independent registered public accounting firm’s audit, the results of its examinations, its evaluations of UpHealth’s internal controls and the overall quality of UpHealth’s financial reporting.
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.
Based on the review and discussions referred to above, the Audit Committee recommended to UpHealth’s Board that UpHealth’s audited consolidated financial statements be included in UpHealth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
AUDIT COMMITTEE
Mr. Mark Guinan, Chairman
Dr. Raluca Dinu
Mr. Nathan Locke
The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference into any filing of UpHealth under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that UpHealth specifically incorporates such information by reference in such filing and shall not otherwise be deemed “filed” under either the Securities Act or the Exchange Act or considered to be “soliciting material.”

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following discussion and analysis of our executive compensation philosophy, objectives and design, our compensation-setting process, the components of our executive compensation program, and the decisions made for compensation in respect of 2022 for our executive officers should be read together with the compensation tables and related disclosures set forth below. The discussion in this section contains forward-looking statements that are based on our current considerations and expectations relating to our executive compensation programs and philosophy. As our business and our needs evolve, the actual amount and form of compensation and the compensation programs that we adopt may differ materially from current or planned programs as summarized in this section.
Overview
This section provides an overview of our executive compensation program, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.
In evaluating our overall executive compensation program and decisions for the 2022 fiscal year, including payouts and awards under our compensation programs, the Compensation Committee considered a number of factors, including the achievement of both strategic enterprise and financial objectives and our position as a high growth, transformational Company. The Compensation Committee makes any determinations as it relates to the payout of the previous year’s compensation programs as well as the adoption of any performance measures for the current fiscal year. This allows the Compensation Committee to have a good understanding of the prior fiscal year financial performance in order to evaluate the performance of our named executive officers (each, an “NEO”) against previously adopted performance measures as well as develop plans and performance metrics based on the annual operating plan for the current fiscal year.
For the fiscal year ended December 31, 2022, our NEOs were:
Named Executive Officer	Age	Title
Samuel J. Meckey(1)	53	Chief Executive Officer
Dr. Ramesh Balakrishnan(2)	69	President and Chief Strategy Officer
Martin S. A. Beck(3)	57	Chief Financial Officer
(1)	Mr. Meckey served as our Chief Executive Officer and director from July 11, 2022 until October 6, 2023.
(2)
Dr. Balakrishnan served as our President and Chief Strategy Officer from July 2022 until December 30, 2022, when he resigned as an officer of the Company. Following his resignation, Dr. Balakrishnan is available to advise the Company’s Chief Executive Officer as appropriate, although the Company and Dr. Balakrishnan have no agreement with terms for such advisory role. Dr. Balakrishnan previously served as our Chief Executive Officer from the closing of the Business Combinations until July 11, 2022, when he transitioned to the role of President and Chief Strategy Officer. Prior to then, Dr. Balakrishnan served as Co-Chief Executive Officer of UpHealth Holdings from November 2020 until the closing of the Business Combinations, and was also the Chief Executive Officer of Thrasys from its formation by him in March 2002 until the closing of the Business Combinations.

(3)
Mr. Beck served as our Chief Financial Officer from June 9, 2021 until October 6, 2023. On October 5, 2023, the Board appointed Mr. Beck to serve as the Chief Executive Officer of the Company effective October 6, 2023. On October 9, 2023, the Board appointed Mr. Beck to serve as a Class I director.

During the 2022 fiscal year, we made changes to who are the NEOs from those who were NEOs for the fiscal year ended December 31, 2021. On July 11, 2022, Mr. Meckey joined the Company as its Chief Executive Officer. That same day, Dr. Balakrishnan transitioned to the role of President and Chief Strategy Officer of the Company. Dr. Balakrishnan served as our President and Chief Strategy Officer until December 30, 2022, when he resigned as an officer of the Company.
In addition, Dr. Al Gatmaitan served as our Chief Operating Officer from the closing of the Business Combinations until January 10, 2022, when he resigned as an officer of the Company. As a result, he was an NEO for the fiscal year ended December 31, 2021, but not for the 2022 fiscal year. Prior to the closing of the Business Combinations, Dr. Gatmaitan beginning in November 2019 served as the Chief Executive Officer and a board member of UpHealth Services, Inc., which became a subsidiary of UpHealth Holdings following a reorganization in October 2020, and from October 2020 until June 2021 he served as the Co-Chief Executive Officer and a board member of UpHealth Holdings until the closing of the Business Combinations.
During the 2023 fiscal year, further changes were made to who are the NEOs from those who were NEOs for the fiscal year ended December 31, 2022. On October 6, 2023, the Company notified Samuel J. Meckey that pursuant to a decision made by the Board on October 5, 2023, his service as the Chief Executive Officer of the Company was terminated, effective immediately, and that he would cease to be an employee of the Company effective on October 11, 2023. On October 5, 2023, the Board appointed Martin S. A. Beck, the Company’s Chief Financial Officer, to serve as the Chief Executive Officer effective upon the termination of Mr. Meckey as Chief Executive Officer, which role Mr. Beck commenced on October 6, 2023. On October 9, 2023, Mr. Meckey informed the Board that, in accordance with the terms of his employment agreement, he would be resigning from his position as a Class I director of the Company, effective immediately. That same day, the Board appointed Mr. Beck, the Company’s new Chief Executive Officer, to serve as a Class I director.
In addition, on October 9, 2023, the Board determined that Mr. Beck would no longer serve as the Company’s Chief Financial Officer and appointed Jay Jennings, the Company’s Chief Accounting Officer (which role did not make Mr. Jennings the principal accounting officer of the Company as Mr. Beck has previously served as both the principal financial officer and the principal accounting officer), to replace Mr. Beck as the Chief Financial Officer of the Company, effective immediately, and assume the position of both the principal financial officer and the principal accounting officer of the Company.
Compensation Philosophy and Objectives
UpHealth has developed an executive compensation program that is consistent with the compensation policies and philosophies of the Compensation Committee and the Board, which are designed to align compensation with the Company’s business objectives and the creation of stockholder value, while enabling UpHealth to attract, motivate and retain individuals who contribute to its long-term success. Decisions on the executive compensation program are made by the Compensation Committee.
The objectives of the Company’s executive compensation program are to encourage retention and recruitment of high-performing executives, to motivate employees and align executive interests across the organization and with the Company’s stockholders, to reward sustainable financial performance, accountability and innovation, to create consistence with UpHealth’s strategy and culture (mission, vision and values) and to balance innovation and performance with risk. In setting executive compensation in 2022, the Compensation Committee took into account the Company’s strategy, culture and stage in defining plan feature tradeoffs. The Compensation Committee also looked to manage exceptions to its approach based upon the individual profiles of various members of the Company’s management.
Decisions regarding executive compensation reflect a belief that the executive compensation program must be competitive in order to attract and retain highly competent executive officers as well as include a significant element of “pay for performance.” Total compensation will be comprised of base salary, short-term incentive and long-term incentive. A significant portion of compensation for the members of management of the Company is tied to annual performance objectives. All elements of the compensation are defined in absolute dollar values. Further, the Compensation Committee seeks to tie our executive compensation levels to the compensation practices of our peer companies. The targeted percentile for the total compensation is 50% of the peer group compensation and will be implemented over a 3-year period, to take into account the maturity and evolution of the Company.
Base Salary
Base salaries for our NEOs are established based on the individual’s scope of responsibilities, experience and market factors. The base salary is an annual total cash salary paid over 12 months in equal amounts. The Compensation Committee typically reviews base salaries on an annual basis, referencing peer group and survey data to understand the marketplace for individuals in similar positions. No formulaic base salary increases are provided to our NEOs; however, annual merit increases are provided when the Compensation Committee determines that such increases are warranted in light of national salary increase levels, salary levels within companies in our peer group, individual performance and/or overall Company performance. We pay base salaries to attract, recruit and retain qualified employees. The base salaries for 2022 for our NEOs take into account the initial base amount set forth in the executive’s respective employment agreement or employment offer letter, as applicable, and the scope of the executive’s responsibilities, individual contributions, prior experience and sustained performance.

The base salaries of our NEOs for 2022 were as follows:
Executive & Title	2022 Base Salary
Samuel J. Meckey(1)	$520,000
Martin S. A. Beck(2)	$360,000(3)
Dr. Ramesh Balakrishnan(4)	$408,000
(1)	Mr. Meckey served as the Chief Executive Officer of the Company from July 11, 2022 until his termination on October 6, 2023.
(2)
Mr. Beck served as our Chief Financial Officer from June 9, 2021 until October 6, 2023. On October 5, 2023, the Board appointed Mr. Beck to serve as the Chief Executive Officer of the Company effective October 6, 2023. On October 9, 2023, the Board appointed Mr. Beck to serve as a Class I director.

(3)	Mr. Beck’s base salary was increased during the 2022 fiscal year from $350,000 to $360,000.
(4)	Dr. Balakrishnan resigned from his role as President and Chief Strategy Officer of the Company effective December 30, 2022.
Annual Bonuses
UpHealth uses annual cash incentive bonuses for the NEOs to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. The annual cash incentive bonus is expressed as a percentage of an individual’s base salary. The Compensation Committee set the performance targets using five financial metrics for the 2022 fiscal year: total revenue; gross margin; adjusted EBITDA; free cash flow; and price per share. Determination of the achievement of the targets is based upon the full year financial results following the completion of the audit of the Company’s financial statements. Following the end of the year, the Compensation Committee determined the extent to which the performance targets were achieved and the amount of the award that is payable to the NEOs. For the NEOs, performance is measured at an aggregated level. Mr. Beck earned a partial bonus for the fiscal year 2022.
For the 2022 fiscal year, the Compensation Committee has added a sixth measurement criteria – the Company’s organizational health index – for purposes of setting the aggregate corporate performance goals for the annual bonus pool. Furthermore, members of management hired prior to October 1 of the fiscal year will have their annual bonuses prorated for their first year from the date of hire.
Equity-Based Awards
UpHealth uses equity-based awards to reward long-term performance of the NEOs. UpHealth believes that providing a meaningful portion of the total compensation package in the form of equity-based awards aligns the incentives of its NEOs with the interests of its stockholders and serves to motivate and retain the individual NEOs. Any awards would be made in accordance with the executive compensation program discussed above. UpHealth is currently using restricted stock units (“RSUs”) to encourage long term performance. Each award of RSUs will be separated into those that vest over time and those which will vest based on performance using, for the 2022 fiscal year, the same performance metrics as are used for determining achievement of the annual cash incentive bonus. For the NEOs, the performance metrics for vesting of RSUs subject to performance were partially achieved in fiscal year 2022.
Other Compensation
UpHealth maintains various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the NEOs will participate. It also provides certain perquisites to its named executive officers, subject to the Compensation Committee’s ongoing review.
Deductibility of Executive Compensation
Section 162(m) of the Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to the chief executive officer, the chief financial officer, the three other most highly paid executive officers of a publicly traded corporation, and anyone previously subject to Section 162(m) as a covered employee for any taxable year beginning after December 31, 2016. It is the policy of UpHealth to consider the tax impact of its compensation arrangements as one factor, among others, in evaluating and determining the structure, implementation, and amount of awards paid to its executive officers. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee may authorize compensation that would not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of the

Company and its stockholders, and maintaining tax deductibility will not be the sole consideration taken into account in determining what compensation arrangements are in our and our stockholders’ best interests. The right to grant compensation that is not deductible is expressly reserved, and UpHealth may do so.
Summary Compensation Table
The table below sets forth the annual compensation levels of our NEOs for 2022, who as a smaller reporting company consist of the principal executive officer who serves as Chief Executive Officer of UpHealth, and the next two most highly compensated executive officers. The compensation totals and individual amounts reflect the compensation of such officers by UpHealth as of December 31, 2022 and 2021. In fiscal year 2023, such totals and amounts may change based on, among other things, changes to the terms of the employment of such persons.
Name and Principal Position	Year	Base Salary ($)	Bonus ($)	RSUs Awards ($)(1)	Nonequity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Dr. Ramesh Balakrishnan(2) President and Chief Strategy Officer(3)	2022	$408,000	$—	$185,632	$—	$2,434	$596,066
	2021	$334,231	$—	$22,122,707(4)	$108,904(5)	$26,133	$22,591,975
Martin S. A. Beck(6)(7) Chief Financial Officer(10)	2022	$355,385(8)	$—	$197,234	$202,963(9)	$1,300	$756,882
	2021	$492,160	$225,000	$850,001	$—	$839	$1,568,000
Samuel J. Meckey(11) Chief Executive Officer(13)	2022	$230,000	$1,170,586(12)	$—	$—	$212	$1,400,798
	2021	$—	$—	$—	$—	$—	$—
(1)	The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(2)
“All other compensation” for Dr. Balakrishnan for fiscal year 2021 includes $2,896 for premium payments for group life insurance and $23,237 for premium payments for additional life insurance. “All other compensation” for Dr. Balakrishnan for fiscal year 2022 includes $2,434 for premium payments for group life insurance.

(3)
During fiscal year 2021, Dr. Balakrishnan was employed by the Company as its Chief Executive Officer. On July 11, 2022, Dr. Balakrishnan transitioned to the role of President and Chief Strategy Officer of the Company. On December 27, 2022, Dr. Balakrishnan resigned from his role as President and Chief Strategy Officer effective December 30, 2022.

(4)
“RSUs awards” for Dr. Balakrishnan for fiscal year 2021 includes $20,622,707.28 in grant date fair value for the award of 4,091,807 RSUs awarded in accord with the terms of the business combination agreement, by and among the Company (then named GigCapital2, Inc.), UpHealth Merger Sub, Inc. and UpHealth Holdings, Inc. (“UpHealth Holdings”), dated as of November 20, 2020 (as subsequently amended on January 29, 2021, March 23, 2021, April 23, 2021, and May 30, 2021, the “UpHealth Business Combination Agreement”).

(5)
“Nonequity incentive plan compensation” for Dr. Balakrishnan for fiscal year 2021 consists of $108,904 for performance at Thrasys, Inc. in the prior fiscal year, which was paid to Dr. Balakrishnan in fiscal year 2022.

(6)	For fiscal year 2022 and 2021, “All other compensation” consists of premium payments for group life insurance.
(7)
Pursuant to the terms of the offer letter between Mr. Beck and UpHealth Services, Inc., Mr. Beck was paid his 2020 accrued salary amounts of $196,875 upon the closing of the Company’s business combination with UpHealth Holdings pursuant to the UpHealth Business Combination Agreement (the “UpHealth Business Combination”) in June 2021. In addition, Mr. Beck received a bonus of $225,000 upon the closing of the UpHealth Business Combination.

(8)	Mr. Beck’s base salary was increased during the 2022 fiscal year from $350,000 to $360,000, which resulted in Mr. Beck receiving a base salary of $355,385 as of December 31, 2022.
(9)	“Nonequity incentive plan compensation” for Mr. Beck for fiscal year 2022 consists of $202,963 for performance at the Company during such fiscal year, to be paid to Mr. Beck in fiscal year 2023.
(10)
On October 5, 2023, the Board appointed Mr. Beck, then serving as the Company’s Chief Financial Officer, to serve as the Chief Executive Officer of the Company effective October 6, 2023. On October 9, 2023, the Board appointed Mr. Beck to serve as a Class I director and determined that Mr. Beck would no longer serve as the Company’s Chief Financial Officer and appointed Jay Jennings, the Company’s Chief Accounting Officer (which role did not make Mr. Jennings the principal accounting officer of the Company as Mr. Beck has previously served as both the principal financial officer and the principal accounting officer), to replace Mr. Beck as the Chief Financial Officer of the Company, effective immediately, and assume the position of both the principal financial officer and the principal accounting officer of the Company.

(11)	For fiscal year 2022, “All other compensation” consists of premium payments for group life insurance.
(12)
Pursuant to the terms of the employment agreement between Mr. Meckey and the Company, Mr. Meckey’s bonus for fiscal year 2022 consists of (i) a guaranteed prorated bonus in an amount not less than $230,000 (equal to 100% of Mr. Meckey’s base salary actually earned by Mr. Meckey during 2022, prorated for the period) and (ii) a payment of $940,568, subject to applicable withholding. Such bonus amounts are to be paid to Mr. Meckey in fiscal year 2023. In January 2023, the payment of $940,568 to Mr. Meckey in 2023 was amended to increase it to $958,794, subject to applicable withholding, as a result of changes in the dates of payment of Mr. Meckey’s bonus amounts in 2023. On May 11, 2023, the Company and Mr. Meckey entered into the CEO Amended and Restated Employment Agreement (as defined below) which amends and restates in its entirety, and replaces, Mr. Meckey’s employment agreement with the Company. See the section entitled “Employment Agreement with Samuel J. Meckey” herein for additional information.

(13)
On July 11, 2022, Mr. Meckey joined the Company as its Chief Executive Officer, effective that same day, and was appointed by the Board as a Class I director. Mr. Meckey was not an NEO or a director of the Company during fiscal year 2021, and therefore received no compensation during such year. Mr. Meckey was terminated from his role as the Chief Executive Officer of the Company effective

October 6, 2023. On October 9, 2023, Mr. Meckey informed the Board of his resignation from his position as a Class I director of the Company, effective immediately. In connection with Mr. Meckey’s termination from his role as Chief Executive Officer of the Company, on November 17, 2023, the Company and Mr. Meckey entered into the Release Agreement (as defined below), in accordance with Mr. Meckey’s CEO Amended and Restated Employment Agreement. See the section entitled “Release Agreement with Samuel J. Meckey” herein for additional information.
Outstanding Equity Awards at Fiscal Year-End
The following table reflects information regarding outstanding equity-based awards held by our NEOs as of December 31, 2022:
Name	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Martin S. A. Beck	22,020(2)(3)	$35,893
	9,350(4)(5)	$15,241
	11,008(6)	$17,943
	12,500(7)	$20,375
	4,500(8)	$7,335
Samuel J. Meckey(9)	—	$—
Dr. Ramesh Balakrishnan(10)	—	$—
(1)
The market value of RSU awards that have not vested is calculated by multiplying the number of shares underlying the RSUs that have not vested by the closing price of the Company’s Common Stock on December 31, 2022, which was $1.63.

(2)
Consists of RSUs that are “Performance-Based Vesting Equity Awards” awarded during the fiscal year 2021. Provided that the recipient’s continued service has not terminated prior to the applicable determination upon filing with the SEC on an Annual Report on Form 10-K of the audit of the Company’s financial statements for the fiscal years ended December 31, 2021, 2022 and 2023 (each a “2021 Award Audit Filing Date”), the number of Performance-Based Vesting Equity Awards (disregarding any resulting fractional RSU) that are vested shall cumulatively increase three business days following the respective 2021 Award Audit Filing Date as follows:

(A)
Up to 120% of 1/3 of the Performance-Based Vesting Equity Awards shall be allocated to become vested based upon the achievement by the Company of the following financial metrics using targets set by the Board in 2021 for the fiscal year ended December 31, 2021 on a pro forma consolidated basis based upon such audit:

1)
Total Revenue – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved. For the fiscal year ended December 31, 2021, the low threshold is set as 90% of target, and the high threshold is set as 120% of target.

2)
Gross Margin – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved. For the fiscal year ended December 31, 2021, the low threshold is set as the target minus 2%, and the high threshold is set as the target plus 2%.

3)
Adjusted EBITDA – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved. For the fiscal year ended December 31, 2021, the low threshold is set as 90% of target, and the high threshold is set as 120% of target.

4)
Free Cash Flow – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved. For the fiscal year ended December 31, 2021, the low threshold is set as 90% of target, and the high threshold is set as 120% of target.

(B)
Up to 120% of 1/3 of the Performance-Based Vesting Equity Awards shall be allocated to become vested based upon the achievement by the Company of the following financial metrics using targets set by the Board in 2022 for the fiscal year ended December 31, 2022 on a consolidated basis based upon such audit:

1)
Total Revenue – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

2)
Gross Margin – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

3)
Adjusted EBITDA – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

4)
Free Cash Flow – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

(C)
Up to 120% of 1/3 of the Performance-Based Vesting Equity Awards, but no more than the total number of Performance-Based Vesting Equity Awards minus the number of previously Vested Performance-Based Vesting Equity Awards shall be allocated to become vested based upon the achievement by the Company of the following financial metrics using targets set by the Board in 2023 for the fiscal year ending December 31, 2023 on a consolidated basis based upon such audit and the cumulative achievement of the performance for the three fiscal years 2021-2023, with the greater of such performance determining how many of the allocated amount of Performance-Based Vesting Equity Awards shall become vested:

1)
Total Revenue – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

2)
Gross Margin – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

3)
Adjusted EBITDA – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

4)
Free Cash Flow – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

(3)
The necessary targets for achievement of the vesting for the 2021 fiscal year and the 2022 fiscal year, respectively, of the Performance-Based Vesting Equity Awards awarded during the fiscal year 2021 did not occur, and as a result, 2/3 of such Performance-Based Vesting Equity Awards were not vested as of the end of the 2022 fiscal year.

(4)
Consists of RSUs that are “Performance-Based RSUs” awarded during the fiscal year 2022. Provided that the executive’s continued service has not terminated prior to the applicable determination upon filing with the SEC on an Annual Report on Form 10-K of the audit of the Company’s financial statements for the fiscal years ended December 31, 2022, 2023, and 2024 (each a “2022 Award Audit Filing Date”), the number of Performance-Based RSUs (disregarding any resulting fractional RSU) that are vested shall cumulatively increase three business days following the respective 2022 Award Audit Filing Date as follows:

(A)
Up to 120% of 1/3 of the Performance-Based RSUs shall be allocated to become vested based upon the achievement by the Company of the following financial metrics using targets set by the Board of the Company in 2022 for the fiscal year ended December 31, 2022 on a pro forma consolidated basis based upon such audit:

1)
Total Revenue – 40% of the allocated amount of Performance-Based RSUs if the target is achieved; 80% of such 40% of the allocated amount if the low threshold is achieved; 120% of such 45% amount if the high threshold is achieved. For the fiscal year ended December 31, 2022, the low threshold is set as 90% of target, and the high threshold is set as 120% of target.

2)
Gross Margin – 30% of the allocated amount of Performance-Based RSUs if the target is achieved; 80% of such 30% of the allocated amount if the low threshold is achieved; 120% of such 30% amount if the high threshold is achieved. For the fiscal year ended December 31, 2022, the low threshold is set as the target minus 0.5%, and the high threshold is set as the target plus 0.5%.

3)
Adjusted EBITDA – 10% of the allocated amount of Performance-Based RSUs if the target is achieved; 80% of such 10% of the allocated amount if the low threshold is achieved; 120% of such 10% amount if the high threshold is achieved. For the fiscal year ended December 31, 2022, the low threshold is set as 90% of target, and the high threshold is set as 120% of target.

4)
Free Cash Flow – 10% of the allocated amount of Performance-Based RSUs if the target is achieved; 80% of such 10% of the allocated amount if the low threshold is achieved; 120% of such 10% amount if the high threshold is achieved. For the fiscal year ended December 31, 2022, the low threshold is set as 90% of target, and the high threshold is set as 120% of target.

5)
Price per Share – 10% of the allocated amount of Performance-Based RSUs if the target is achieved; 80% of such 10% of the allocated amount if the low threshold is achieved; 120% of such 10% amount if the high threshold is achieved. For fiscal year ended December 31, 2022, the low threshold is set as 50% of target, and the high threshold is set as 120% of target.

(B)
Up to 120% of 1/3 of the Performance-Based RSUs shall be allocated to become vested based upon the achievement by the Company of the following financial metrics using targets set by the Board of the Company in 2023 for the fiscal year ending December 31, 2023 on a consolidated basis based upon such audit:

1)
Total Revenue – 40% of the allocated amount of Performance-Based RSUs if the target is achieved; 80% of such 40% of the allocated amount if the low threshold is achieved; 120% of such 40% amount if the high threshold is achieved.

2)
Gross Margin – 30% of the allocated amount of Performance-Based RSUs if the target is achieved; 80% of such 30% of the allocated amount if the low threshold is achieved; 120% of such 30% amount if the high threshold is achieved.

3)
Adjusted EBITDA – 10% of the allocated amount of Performance-Based RSUs if the target is achieved; 80% of such 10% of the allocated amount if the low threshold is achieved; 120% of such 10% amount if the high threshold is achieved.

4)
Free Cash Flow – 10% of the allocated amount of Performance-Based RSUs if the target is achieved; 80% of such 10% of the allocated amount if the low threshold is achieved; 120% of such 10% amount if the high threshold is achieved.

5)
Price per Share – 10% of the allocated amount of Performance-Based RSUs if the target is achieved; 80% of such 10% of the allocated amount if the low threshold is achieved; 120% of such 10% if the high threshold is achieved.

(C)
Up to 120% of 1/3 of the Performance-Based RSUs, but no more than the total number of Performance-Based RSUs minus the number of previously vested Performance-Based RSUs shall be allocated to become vested based upon the achievement by the Company of the following financial metrics using targets set by the Board of the Company in 2024 for the fiscal year ending December 31, 2024 on a consolidated basis based upon such audit and the cumulative achievement of the performance for the three fiscal years 2022-2024, with the greater of such performance determining how many of the allocated amount of Performance-Based RSUs shall become vested:

1)
Total Revenue – 40% of the allocated amount of Performance-Based RSUs if the target is achieved; 80% of such 40% of the allocated amount if the low threshold is achieved; 120% of such 40% amount if the high threshold is achieved.

2)
Gross Margin – 30% of the allocated amount of Performance-Based RSUs if the target is achieved; 80% of such 30% of the allocated amount if the low threshold is achieved; 120% of such 30% amount if the high threshold is achieved.

3)
Adjusted EBITDA – 10% of the allocated amount of Performance-Based RSUs if the target is achieved; 80% of such 10% of the allocated amount if the low threshold is achieved; 120% of such 10% amount if the high threshold is achieved.

4)
Free Cash Flow – 10% of the allocated amount of Performance-Based RSUs if the target is achieved; 80% of such 10% of the allocated amount if the low threshold is achieved; 120% of such 10% amount if the high threshold is achieved.

5)
Price per Share – 10% of the allocated amount of Performance-Based RSUs if the target is achieved; 80% of such 10% of the allocated amount if the low threshold is achieved; 120% of such 10% amount if the high threshold is achieved.

(5)
The necessary targets for achievement of the vesting for the 2022 fiscal year of the Performance-Based RSUs awarded during the fiscal year 2022 were partially achieved, and as a result, 3,150 of such Performance-Based Vesting Equity Awards were vested as of the end of the 2022 fiscal year.

(6)
Consists of RSUs that are “Time-Based Vesting Equity Awards,” of which 1/3 vested on May 1, 2022 (the “Initial Vesting Date”), and the remaining 2/3 of the RSUs will continue to vest in equal quarterly installments every three months following the Initial Vesting Date until fully vested.

(7)
Consists of RSUs that are “Refresh Time-Based RSUs,” which shall vest in accordance with the following schedule, as described in the applicable restricted stock unit agreement: 33% vested on May 22, 2023 (the “Refresh Cliff Date”) and the remaining 67% will vest in equal quarterly installments on each August 22nd, November 22nd, March 7th and May 22nd over the two years following the Refresh Cliff Date, such that the Refresh Time-Based RSUs will be 100% vested on the second anniversary of the Refresh Cliff Date and in each case subject to the executive’s continued services with the Company through each such applicable vesting date.

(8)
Consists of RSUs that are “Retention Time-Based RSUs,” which have fully vested in accordance with the following schedule, as described in the applicable restricted stock unit agreement: 50% vested on August 22, 2022, and the remaining 50% vested on June 1, 2023, such that the Retention Time-Based RSUs were 100% vested on June 1, 2023, and in each case subject to the executive’s continued services with the Company through each such applicable vesting date.

(9)
On July 11, 2022, Samuel J. Meckey joined the Company as its Chief Executive Officer, effective that same day, and was appointed by the Board as a Class I director of the Company. Mr. Meckey had not received any equity-based awards as of December 31, 2022. On October 6, 2023, the Company notified Samuel J. Meckey that pursuant to a decision made by the Board on October 5, 2023, his service as the Chief Executive Officer of the Company was terminated, effective immediately, and that he would cease to be an employee of the Company effective on October 11, 2023. On October 9, 2023, Mr. Meckey informed the Board that, in accordance with the terms of his employment agreement, he would be resigning from his position as a Class I director of the Company, effective immediately.

(10)
On December 27, 2022, Dr. Balakrishnan submitted his resignation from his position as President and Chief Strategy Officer of the Company effective December 30, 2022. Pursuant to the terms of his employment agreement with the Company, as amended, as previously disclosed by the Company, the 48,860 RSUs then held by Dr. Balakrishnan were cancelled on December 30, 2022. As a result, following such cancellation, Dr. Balakrishnan no longer held any unvested RSUs as of December 31, 2022.

Employment Arrangements with Named Executive Officers
Employment Agreement with Martin S. A. Beck
On October 24, 2021, UpHealth entered into an employment agreement with its Chief Financial Officer, Martin S. A. Beck (the “CFO Employment Agreement”). The CFO Employment Agreement provided that Mr. Beck will receive a base salary at an annual rate of $350,000, subject to increase from time to time as determined by the Board or the Compensation Committee, with such base salary to be retroactive to June 9, 2021, as well as that he shall be eligible to receive an annual bonus of 75% of his base salary based on the Board’s determination, in good faith, as to whether applicable performance milestones as are established by the Board or the Compensation Committee (hereinafter referred to as the “Performance Milestones”) have been achieved. Mr. Beck’s base salary was increased during the 2022 fiscal year from $350,000 to $360,000. As an inducement to Mr. Beck’s commencement of employment with the Company, the Board approved on October 20, 2021, upon the recommendation of the Compensation Committee, the grant of RSUs pursuant to and subject to the terms of the 2021 Equity Incentive Plan (“2021 Equity Plan”). The CFO Employment Agreement terms provide for at will employment and the employment relationship may be terminated by either Mr. Beck or UpHealth at any time and for any reason or no reason.
Under the CFO Employment Agreement, if Mr. Beck’s employment is terminated by UpHealth without cause or due to his resignation for good reason within twelve (12) months following a change in control subject to his execution of an executed waiver and release of claims in a form satisfactory to the Company (hereafter, a “Release”), he will be eligible to receive (a) accrued but unpaid business expenses and vacation benefits, to be paid as a lump sum no later than thirty (30) days after the date of termination, (b) one times his base salary, to be paid as a lump sum on the first regular payroll date following the effectiveness of the Release, (c) a pro-rated portion of his target bonus amount for the year of termination (or, if there is none and a change in control has occurred, one times the last target bonus in effect for Mr. Beck), to be paid within ten (10) days after the date the bonus is determined, (d) continued coverage under the Company’s medical, dental, life and disability insurance until the earlier of either (i) the end of twelve (12) months following the termination date, or, (ii) the date on which Mr. Beck begins full-time employment with another company or business entity which offers comparable health insurance coverage to Mr. Beck and (e) the vesting of any Time-Based Vesting Equity Awards shall be fully accelerated such that on the effective date of such termination (or if later and a change in control has occurred, the date of the change in control) 100% of any Time-Based Vesting Equity Awards granted to Mr. Beck prior to such termination shall be fully vested and immediately exercisable, if applicable, by Mr. Beck.

As previously disclosed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023 filed with the SEC on August 10, 2023, Mr. Beck’s employment agreement with the Company was amended and restated during fiscal year 2023. On August 8, 2023, the Board approved an amended and restated employment agreement between Mr. Beck and the Company that amends and restates in its entirety, and replaces, the CFO Employment Agreement (the “CFO Amended and Restated Employment Agreement”). The Company and Mr. Beck entered into the CFO Amended and Restated Employment Agreement on August 8, 2023.
The CFO Amended and Restated Employment Agreement provides that Mr. Beck will receive a base salary at an annual rate of $400,000, subject to increase from time to time as determined by the Board or the Compensation Committee, as well as that he shall continue to be eligible to receive an annual bonus of 75% of his base salary based on the Board’s determination, in good faith, as to whether applicable Performance Milestones have been achieved. The CFO Amended and Restated Employment Agreement further provides that Mr. Beck may be awarded an additional bonus for performance determined solely by the Board in its discretion, and any such determination will be final and binding on Mr. Beck.
In addition, the CFO Amended and Restated Employment Agreement provides that, during and after Mr. Beck’s employment with the Company, Mr. Beck shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or any of its subsidiaries or affiliates which relate to events or occurrences that transpired while Mr. Beck was employed by the Company; (ii) the investigation, whether internal or external, of any matters about which the Company believes Mr. Beck may have knowledge or information; and (iii) any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Mr. Beck was employed by the Company. Mr. Beck’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to provide truthful testimony on behalf of the Company at mutually convenient times (the “Litigation Cooperation Requirement”). The Company shall reimburse Mr. Beck for any reasonable out of pocket expenses incurred in connection with Mr. Beck’s performance of obligations pursuant to the Litigation Cooperation Requirement. In the event that Mr. Beck is requested to provide such cooperation services following Mr. Beck’s last day of employment by the Company, the Company shall (i) pay Mr. Beck for his time (other than time in which Mr. Beck is testifying under oath and for which no payment will be due) at the rate of $200.00 per hour, and (ii) be reasonably accommodating with respect to Mr. Beck’s work schedule and responsibilities for any subsequent employer.
The CFO Amended and Restated Employment Agreement also provides that Mr. Beck will be eligible to earn a one-time bonus payment of $400,000 less all applicable withholdings (the “Retention Bonus”). The Retention Bonus will be paid to Mr. Beck as an unearned advance on the first regular payroll date after the effective date of the CFO Amended and Restated Employment Agreement. Mr. Beck is eligible to earn the Retention Bonus subject to satisfaction of each of the following conditions: (i) Mr. Beck’s continued employment with the Company through the earlier of: (A) March 31, 2024, or (B) the applicable date of filing of the Company’s Annual Report on Form 10-K for the 2023 fiscal year (such applicable date, the “Retention Date”), (ii) the Company’s timely submission of all required filings with the SEC prior to the Retention Date, (iii) Mr. Beck’s cooperation and assistance prior to the Retention Date with searching for and identifying a candidate to succeed to Mr. Beck’ position and duties with the Company (“New CFO”) and (iv) if a New CFO is identified by the Company prior to the Retention Date, Mr. Beck cooperates with and reasonably assists the Company in the transition of Mr. Beck’s duties to the New CFO. If Mr. Beck provides written notice to the Company that he will resign from employment on March 31, 2024, the provision of such notification to the Company, by itself, shall not be deemed to constitute a termination of Mr. Beck’s continued employment for purposes of eligibility to earn the Retention Bonus. The period commencing on the effective date of the CFO Amended and Restated Employment Agreement and ending on the Retention Date is the “Retention Period.” Mr. Beck is eligible to earn a pro-rata portion of the Retention Bonus if Mr. Beck resigns for Good Reason (as defined below) during the Retention Period, with such pro-rata portion calculated by reference to the number of days that Mr. Beck was employed during the Retention Period divided by the total number of days in the Retention Period. Additionally, the Retention Bonus will be earned in full upon a Change in Control (as such term is defined in the CFO Amended and Restated Employment Agreement), subject to Mr. Beck’s continued employment with the Company through the closing of the Change in Control. The Retention Bonus will also be earned in full if the Company terminates Mr. Beck’s employment without Cause (as such term is defined in the CFO Amended and Restated Employment Agreement) before the Retention Date. If for any reason the Retention Bonus is not earned, in whole or in part, Mr. Beck must repay the entire gross value amount of the unearned portion of the Retention Bonus

(the “Repayment Amount”) in cash to the Company no later than 30 days after Mr. Beck is notified in writing that Mr. Beck is required to repay the Company the Repayment Amount. The Company may elect to offset such owed Repayment Amount against Mr. Beck’s final paycheck, any vacation cash out, and any expense reimbursements not previously paid, if applicable and to the extent permitted by applicable law. Additionally, if Mr. Beck fails to timely repay the Repayment Amount to the Company, Mr. Beck is required to reimburse the Company all costs incurred by the Company in connection with collection of the Repayment Amount, including reasonable attorneys’ fees.
The CFO Amended and Restated Employment Agreement provides that “Good Reason” for Mr. Beck to terminate his employment shall mean the occurrence of any of the following events without his consent: (i) the relocation of Mr. Beck’s primary work location to a point more than 50 miles from Delray Beach, Florida; (ii) a material reduction by the Company of Mr. Beck’s base salary or annual target bonus opportunity, without the written consent of Mr. Beck, as initially set forth in the CFO Amended and Restated Employment Agreement or as the same may be increased from time to time pursuant to the CFO Amended and Restated Employment Agreement, except for across-the-board salary reductions implemented prior to a Change in Control which are implemented based on the Company’s financial performance and similarly affecting all or substantially all senior management employees of the Company; and (iii) a material breach by the Company of the terms of the CFO Amended and Restated Employment Agreement. Provided, however, that such termination by Mr. Beck shall only be deemed for Good Reason pursuant to the foregoing definition if (i) the Company is given written notice from Mr. Beck within 60 days following the first occurrence of the condition that he considers to constitute Good Reason describing the condition and the Company fails to satisfactorily remedy such condition within 30 days following such written notice, and (ii) Mr. Beck terminates employment within 30 days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.
The CFO Amended and Restated Employment Agreement also provides that Mr. Beck will be eligible to earn performance bonuses in the aggregate target amount of $1,000,000 based on the Company’s performance during the 2023, 2024 and 2025 fiscal years (together, such fiscal years are the “Performance Period”). Mr. Beck is eligible to earn a performance bonus with respect to each fiscal year in the Performance Period (each a “Revenue Bonus”). His target Revenue Bonus amount applicable to each fiscal year within the Performance Period is $333,333.33. The amount of Revenue Bonus eligible to be earned by Mr. Beck for each fiscal year during the Performance Period will be determined based on the applicable level of revenue received by the Company during such fiscal year. The applicable percentage of his Revenue Bonus that is eligible to be earned for each fiscal year within the Performance Period will be determined by reference to the Company’s level of revenue received for the applicable fiscal year as measured against the target revenue performance levels for such fiscal year as determined by the Board, with 100% of the target Revenue Bonus for a fiscal year being paid in the event that the targeted level of revenue is achieved by the Company, 85% of the target Revenue Bonus for a fiscal year being paid in the event that 85% of the targeted level of revenue is achieved by the Company, 125% of the target Revenue Bonus for a fiscal year being paid in the event that 125% of the targeted level of revenue is achieved by the Company, and linear interpolation between these designated performance levels.
The threshold and stretch targeted levels of revenue for each fiscal year within the Performance Period are independent for each fiscal year (i.e., if 85% of the targeted levels of revenue for a fiscal year is attained for such fiscal year and 110% of the targeted levels of revenue for a fiscal year is attained for such fiscal year, with respect to those fiscal years the Revenue Bonus amounts eligible to be earned are $283,333.33 and $366,666.66, respectively). If the Company does not meet the threshold goal of 85% of the targeted levels of revenue for the applicable fiscal year, Mr. Beck is not eligible to earn or receive any Revenue Bonus with respect to such fiscal year. If the Company exceeds 125% of the targeted levels of revenue for the applicable fiscal year, the Revenue Bonus that Mr. Beck is eligible to earn and receive for such fiscal year is 125% of the targeted levels of revenue amount for such fiscal year (i.e., $416,666.66). Whether and to what extent the applicable targeted levels of revenue for a fiscal year was attained for such fiscal year will be determined by the Board in a manner consistent with the amounts reported on the Company’s annual audited financial statements, and its determination will be final and binding on Mr. Beck.
In all cases, Mr. Beck’s eligibility to earn a Revenue Bonus for a fiscal year is subject to Mr. Beck’s continued employment with the Company through the applicable date of payment of such Revenue Bonus. If a Revenue Bonus is eligible to be earned by Mr. Beck for a fiscal year based on performance for such fiscal year, the applicable Revenue Bonus for such fiscal year will be paid to Mr. Beck in the calendar year immediately following the fiscal year with respect to which the targeted levels of revenue were attained. For the Revenue Bonus eligible to be earned based on performance for the 2023 fiscal year, Mr. Beck must also remain employed through the applicable date of filing of the Company’s Annual Report on Form 10-K for the 2023 fiscal year in order for him to be eligible to earn a Revenue Bonus in respect of the 2023 fiscal year; provided, however, that if the Company terminates Mr. Beck’s employment without Cause (as such term is defined in the CFO Amended and Restated Employment Agreement) prior to the date of filing of the Company’s Annual Report on Form 10-K for the 2023 fiscal year, Mr. Beck shall be deemed to have earned the applicable amount of Revenue Bonus solely for the 2023 fiscal year, based on Company performance for the 2023 fiscal year, and Mr. Beck shall not be eligible to earn any Revenue Bonus in respect of the 2024 or 2025 fiscal years. If earned, such Revenue Bonus for 2023 will be paid in the first payroll period following the date of filing of the Company’s Annual Report on Form 10-K for the 2023 fiscal year. Any Revenue Bonus earned with respect to Company performance for the 2024 and 2025 fiscal years will be paid no later than March 15 of the calendar year immediately following the fiscal year with respect to which the applicable level of revenue was attained.
In the event there is a Change in Control of the Company which occurs prior to the end of the Performance Period, and subject to Mr. Beck’s continued employment with the Company through the date of such Change in Control, the applicable level of revenue for the remainder of the Performance Period (commencing with the fiscal year in which the Change in Control occurs) will be deemed to have been attained at the target level upon such Change in Control so that Mr. Beck will instead be entitled to receive the target amount of Revenue Bonus for the remainder of the Performance Period, which will be paid in cash to Mr. Beck no later than fifteen days following such Change in Control. For example, if a Change in Control transaction occurs on June 1, 2024 and Mr. Beck remains employed by the Company on such date, then Mr. Beck will receive a total Revenue Bonus equal to $666,666.66 for the 2024 and 2025 fiscal years ($333,333.33 for 2024 and $333,333.33 for 2025) and regardless of the Company’s actual level of revenue for the 2024 and 2025 fiscal years.
Except for payment of the Revenue Bonus that is triggered in connection with a Change in Control transaction in which case the form of payment shall always be in cash, the Company may, in its sole discretion, settle its obligation to pay the Revenue Bonus in cash or in vested shares of the Company’s common stock, to be issued pursuant to the terms of the Company’s 2021 Equity Incentive Plan, with a then current fair market value equal to the amount of the cash payment, with such Company share value determined in the same manner that the Company calculates such fair market value for tax administration and withholding purposes.
The CFO Amended and Restated Employment Agreement also provides that the terms of the Indemnity Agreement previously entered into by the Company and Mr. Beck, an executed copy of which is attached as an exhibit to the CFO Amended and Restated Employment Agreement (the “Indemnity Agreement”), shall continue to be applicable. To the extent the Indemnity Agreement is not applicable, the following provisions shall apply. The Company covenants and agrees to indemnify Mr. Beck, his heirs and representatives, and hold them harmless, to the fullest extent allowed by governing law, from and in connection with any loss, cost, damage, award, judgment, claim and/or expense, including without limiting the generality of the foregoing, attorneys’ fees and related expenses, in the event Mr. Beck is made or threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, administrative, investigative or otherwise or the provision of any cooperation or assistance hereunder including but not limited to the Litigation Cooperation Requirement (a “Proceeding”), by reason of his acceptance and/or performance of the employment contemplated herein, or that otherwise arises out of or relates to Mr. Beck’s service as an officer or employee of the Company or any affiliate of the Company. Mr. Beck shall have the right to engage, at the Company’s expense, independent counsel in connection with such a Proceeding. The Company agrees to pay all expenses incurred in connection with any such Proceeding (including but not limited to the fees and expenses associated with the engagement of Mr. Beck’s independent counsel) directly to the billing party, when and as incurred, and in advance of the final disposition of such Proceeding, so as to avoid Mr. Beck having to pay or advance such costs. The Company also agrees to pay all other costs associated with such a Proceeding, including any bond costs, liability award or judgment, together with any costs or accrued interest, directly so as to avoid Mr. Beck having to pay or advance such sums. Mr. Beck shall retain full control of his representation and the decisions affecting his interests in connection with such a Proceeding. In addition, during Mr. Beck’s employment and thereafter, the Company shall provide Mr. Beck with coverage under a policy of directors’ and officers’ liability insurance that provides him with coverage on the same basis as is provided for the officers and directors of the Company.
The CFO Amended and Restated Employment Agreement also provides that Mr. Beck may receive certain severance benefits if he terminates his employment with the Company pursuant to a Qualifying Resignation (as defined below) or a Scheduled Resignation (as defined below). A Qualified Resignation shall occur if (i) Mr. Beck’s resignation is due to a material adverse change in Mr. Beck’s title or a material reduction in Mr. Beck’s duties, authority, or responsibilities relative to the duties, authority, or responsibilities in effect immediately prior to such reduction (each a “Resignation Condition”), and (ii) Mr. Beck’s resignation of employment occurs after the Retention Date; provided, however, that such resignation by Mr. Beck shall only be deemed a Qualifying Resignation pursuant to the foregoing definition if (x) the Company is given written notice from Mr. Beck within 60 days following the later of (A) the Retention Date, or (B) the date of occurrence of the condition that he considers to constitute a Resignation Condition describing the Resignation Condition and the Company fails to satisfactorily remedy such Resignation Condition within 30 days following such written notice, and (y) Mr. Beck terminates his employment with the Company within 30 days following the end of the period within which the Company was entitled to remedy the Resignation Condition but failed to do so. A Scheduled Resignation means Mr. Beck’s resignation of employment for any or no reason which meets each of the following criteria; (i) Mr. Beck provides written notice to the Company no later than December 31, 2023 that Mr. Beck will resign from employment on March 31, 2024 (the “Resignation Date”), (ii) Mr. Beck remains employed with the Company through the Resignation Date, and (iii) Mr. Beck resigns from employment with the Company on the Resignation Date. In no event is Mr. Beck’s termination of employment a Scheduled Resignation if Mr. Beck: (i) terminates employment for any reason prior to the Resignation Date, (ii) fails to provide the Company with written notice by December 31, 2023 of Mr. Beck’s intent to resign on the Resignation Date, or (iii) does not resign on the Resignation Date.
The CFO Amended and Restated Employment Agreement also provides that Mr. Beck may receive certain severance benefits if he terminates his employment for any or no reason with written notice to the Company at any time within 30 days following a Change in Control of the Company. For all purposes of the CFO Amended and Restated Employment Agreement, Mr. Beck’s termination of employment for any or no reason within 30 days following a Change in Control of the Company does not mean or include any termination of Mr. Beck by the Company for Cause which occurs during such 30-day period.
The CFO Amended and Restated Employment Agreement also provides that upon any termination of Mr. Beck’s employment the Company shall pay Mr. Beck’s base salary, accrued but unpaid business expenses and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination (the “Accrued Amounts”), less standard deductions and withholdings.
If the Company terminates Mr. Beck’s employment without Cause or Mr. Beck terminates his employment for Good Reason or due to a Qualifying Resignation or Scheduled Resignation, and a Change in Control Trigger (as defined below) has not occurred, the Company shall pay the Accrued Amounts subject to standard deductions and withholdings, to be paid as a lump sum no later than 30 days after the date of termination. In addition, subject to the limitations stated in the CFO Amended and Restated Employment Agreement and upon Mr. Beck’s furnishing to the Company an executed Release (as defined in the CFO Amended and Restated Employment Agreement) and Mr. Beck continuing to comply with his obligations pursuant to the Proprietary Information and Inventions Agreement attached as an exhibit to the CFO Amended and Restated Employment Agreement and entered into by him concurrently with the entry into the CFO Employment Agreement (the “Proprietary Information and Inventions Agreement”), and subject to Mr. Beck continuing to satisfy the Litigation Cooperation Requirement, the Company shall provide Mr. Beck with the following severance benefits (a) the equivalent of one times Mr. Beck’s annual base salary in effect at the time of termination, less standard deductions and withholdings, will be paid in a lump sum on the first regular payroll date following the effectiveness of the Release, subject to any delay in payment required for purposes of compliance with Section 409A of the Internal Revenue Code; (b) any Accrued and Unpaid Bonus (as defined in the CFO Amended and Restated Employment Agreement) for the prior year, if applicable, will be paid in a lump sum on the first regular payroll date following the effectiveness of the Release, subject to any delay in payment required for purposes of compliance with Section 409A of the Internal Revenue Code; (c) a pro-rated portion of his target bonus amount for the year of termination, as applicable, if any such bonus has been determined by the Board or the Compensation Committee to have been achieved, based on the actually achieved level of performance, in the ordinary course when determinations are made for all officers and employees of the Company based upon the metrics associated with such bonus (the “Bonus Determination Date”) (pro-rated based upon the portion of the calendar year that Mr. Beck was employed by the Company), less standard deductions and withholdings, which pro-rata bonus, if earned, will be paid to Mr. Beck during the calendar year immediately following the year of termination in a single lump sum and within 10 days after the Bonus Determination Date, subject to any delay in payment required for purposes of compliance with Section 409A of the Internal Revenue Code; and (d) payment of the premiums for continued coverage under the Company’s medical, dental, life and disability insurance until the earlier of either (i) the end of 12 months following the termination date, or, (ii) the date on which Mr. Beck begins full-time employment with another company or business entity which offers comparable health insurance coverage to Mr. Beck.
If the Company (or its successor) terminates Mr. Beck’s employment without Cause or Mr. Beck terminates his employment for Good Reason or due to a Qualifying Resignation within the period commencing 3 months immediately prior to a Change in Control of the Company and ending 12 months immediately following a Change in Control of the Company (a “Change in Control Trigger”), or within 30 days following a Change in Control of the Company Mr. Beck terminates his employment for any or no reason, Mr. Beck shall receive the Accrued Amounts subject to standard deductions and withholdings, to be paid as a lump sum no later than 30 days after the date of termination. In addition, subject to the limitations stated in the CFO Amended and Restated Employment Agreement and upon Mr. Beck’s furnishing to the Company (or its successor) an executed Release, and subject to Mr. Beck continuing to comply with his obligations pursuant to the Proprietary Information and Inventions Agreement, and subject to Mr. Beck continuing to satisfy the Litigation Cooperation Requirement, the Company shall provide Mr. Beck with the following severance benefits (a) the equivalent of one times Mr. Beck’s annual base salary in effect at the time of termination, less standard deductions and withholdings, will be paid in a lump sum on the first regular payroll date following the effectiveness of the Release, subject to any delay in payment required for purposes of compliance with Section 409A of the Internal Revenue Code; (b) an amount equal to one times the target bonus for the year of termination, or if none, one times the last target bonus in effect for Mr. Beck, less standard deductions and withholdings, will be paid to Mr. Beck in a lump sum on the first regular payroll date following the effectiveness of the Release, subject to any delay in payment required for purposes of compliance with Section 409A of the Internal Revenue Code; (c) any Accrued and Unpaid Bonus for the prior year, if applicable, will be paid in a lump sum on the first regular payroll date following the effectiveness of the Release, subject to any delay in payment required for purposes of compliance with Section 409A of the Internal Revenue Code; (d) a pro-rated portion of his target bonus amount for the year of termination, as applicable, if any such bonus has been determined by the Board or the Compensation Committee to have been achieved, based on the actually achieved level of performance, in the ordinary course on the Bonus Determination Date (pro-rated based upon the portion of the calendar year that Mr. Beck was employed by the Company), less standard deductions and withholdings, which pro-rata bonus, if earned, will be paid to Mr. Beck during the calendar year immediately following the year of termination in a single lump sum and within 10 days after the Bonus Determination Date, subject to any delay in payment required for purposes of compliance with Section 409A of the Internal Revenue Code; and (e) payment of the premiums for continued coverage under the Company’s medical, dental, life and disability insurance for a period of 12 months following the date of termination.
The CFO Amended and Restated Employment Agreement also provides that, in the event that Mr. Beck’s employment is terminated due to Mr. Beck’s death or Complete Disability (as defined in the CFO Amended and Restated Employment Agreement), the Company will pay Mr. Beck or his estate the Accrued Amounts and any Accrued and Unpaid Bonus for the prior year, if applicable, subject to standard deductions and withholdings, to be paid in a lump sum no later than 30 days after the date of termination.
In addition, in the event that Mr. Beck’s employment is terminated without Cause or for Good Reason or due to a Qualifying Resignation or Scheduled Resignation and a Change in Control Trigger has not occurred, or in the event of Mr. Beck’s death or Complete Disability, the vesting of any Time-Based Vesting Equity Awards (as defined in the CFO Amended and Restated Employment Agreement) shall be fully accelerated such that on the effective date of such termination 100% of any Time-Based Vesting Equity Awards granted to Mr. Beck prior to such termination shall be fully vested and immediately exercisable, if applicable, by Mr. Beck. Furthermore, in the event that Mr. Beck’s employment is terminated without Cause or for Good Reason or due to a Qualifying Resignation and a Change in Control Trigger has occurred, or within 30 days following a Change in Control of the Company Mr. Beck terminates his employment for any or no reason, then (i) the vesting of any Time-Based Vesting Equity Awards shall be fully accelerated such that on the effective date of such termination (or if later, the date of the Change in Control) 100% of any Time-Based Vesting Equity Awards granted to Mr. Beck prior to such termination shall be fully vested and immediately exercisable, if applicable, by Mr. Beck, and (ii) the vesting of any Performance Equity Awards (as defined in the CFO Amended and Restated Employment Agreement) that were granted to Mr. Beck prior to the effective date of the CFO Amended and Restated Employment Agreement will be accelerated at the target performance level. Any such equity vesting acceleration provided under the CFO Amended and Restated Employment Agreement shall be conditioned upon and subject to Mr. Beck’s satisfaction of each of the following conditions: (i) the delivery by Mr. Beck (or in the event of Mr. Beck’s death, the executor of Mr. Beck’s estate, or in the event of Mr. Beck’s Complete Disability wherein Mr. Beck lacks the capacity to act on his own behalf, Mr. Beck’s legal representative) of an executed Release; (ii) Mr. Beck continuing to comply with his obligations pursuant to the Proprietary Information and Inventions Agreement; and (iii) Mr. Beck continuing to satisfy the Litigation Cooperation Requirement.
The CFO Amended and Restated Employment Agreement does not make any other substantive changes to the terms and conditions of the CFO Employment Agreement, and to the extent such terms and conditions have been previously stated in the Current Report on Form 8-K filed with the SEC on October 25, 2021, such descriptions are incorporated by reference herein.
Employment Agreement with Samuel J. Meckey
On May 10, 2022, the Company entered into an employment agreement with Samuel J. Meckey as its Chief Executive Officer, effective as of July 11, 2022 when Mr. Meckey commenced his role as Chief Executive Officer of the Company (the “CEO Employment Agreement”). The CEO Employment Agreement provided that Mr. Meckey will receive a base salary at the initial annualized rate of $520,000 per year, subject to standard deductions and withholdings, or such other rate as may be determined from time to time as determined by the Board or the Compensation Committee (hereinafter referred to as the “Meckey CEO Base Salary”). In addition, for the period beginning July 1, 2022 and ending on December 31, 2022, Mr. Meckey will be guaranteed to receive a prorated bonus payment in an amount not less than 100% of the Meckey CEO Base Salary actually earned by Mr. Meckey during 2022 (the “Meckey Initial Bonus”), prorated for the period, provided Mr. Meckey remains employed on the date the Meckey Initial Bonus is paid, subject to the termination provisions of his employment agreement. The CEO Employment Agreement further provided that Mr. Meckey will be eligible for an annual discretionary bonus beginning as of January 1, 2023 (hereinafter referred to as the “Meckey CEO Bonus”) with a target amount of 100% of the Meckey CEO Base Salary, subject to standard deductions and withholdings, based on the Board’s determination, in good faith, as to whether applicable Performance Milestones have been achieved.
As previously disclosed in the Current Report on Form 8-K filed with the SEC on January 13, 2023, on January 9, 2023, the Company entered into an amendment to CEO Employment Agreement, effective as of January 10, 2023 (the “CEO Amendment”). On May 11, 2023, the Board approved an CEO Amended and Restated Employment Agreement between Mr. Meckey and the Company that amends and restates in its entirety, and replaces, the CEO Employment Agreement and the CEO Amendment (the “CEO Amended and Restated Employment Agreement”). The Company and Mr. Meckey entered into the CEO Amended and Restated Employment Agreement on May 12, 2023.
The CEO Amended and Restated Employment Agreement amends the CEO Employment Agreement so that the right of Mr. Meckey to receive an annual equity grant with a target grant date value of not less than $2,000,000 does not commence until the 2024 fiscal year. The CEO Amended and Restated Employment Agreement provides that Mr. Meckey is awarded a bonus in the amount of $1,000,000 (the “IGI Bonus”) contingent upon the closing of the Company’s sale of IGI (as defined below) to Belmar (as defined below) and subject to Mr. Meckey’s continued employment with the Company through the date of the IGI Closing (as defined below), which has occurred on May 11, 2023. The IGI Bonus will be paid to Mr. Meckey in cash, less standard deductions and withholdings, no later than fifteen days following the IGI Closing.
The CEO Amended and Restated Employment Agreement also provides that Mr. Meckey will be eligible to earn performance bonuses in the aggregate target amount of $1,000,000 based on the Company’s performance during the 2023, 2024 and 2025 fiscal years (together, such fiscal years are the “Performance Period”). Mr. Meckey is eligible to earn a performance bonus with respect to each fiscal year in the Performance Period (each a “Revenue Bonus”). His target Revenue Bonus amount applicable to each fiscal year within the Performance Period is $333,333.33. The amount of Revenue Bonus eligible to be earned by Mr. Meckey for each fiscal year during the Performance Period will be determined based on the applicable level of revenue received by the Company during such fiscal year. The applicable percentage of his Revenue Bonus that is eligible to be earned for each fiscal year within the Performance Period will be determined by reference to the Company’s level of revenue received for the applicable fiscal year as measured against the target revenue performance levels for such fiscal year as determined by the Board; with 100% of the target Revenue Bonus for a fiscal year being paid in the event that the targeted level of revenue is achieved by the Company, 85% of the of the target Revenue Bonus for a fiscal year being paid in the event that 85% of the targeted level of revenue is achieved by the Company, 120% of the of the target Revenue Bonus for a fiscal year being paid in the event that 120% of the targeted level of revenue is achieved by the Company, and linear interpolation between these designated performance levels.

The threshold and stretch targeted levels of revenue for each fiscal year within the Performance Period are independent for each fiscal year (i.e., if 85% of the targeted levels of revenue for a fiscal year is attained for such fiscal year and 110% of the targeted levels of revenue for a fiscal year is attained for such fiscal year, with respect to those fiscal years the Revenue Bonus amounts eligible to be earned are $283,333.33 and $366,666.66, respectively). If the Company does not meet the threshold goal of 85% of the targeted levels of revenue for the applicable fiscal year, Mr. Meckey is not eligible to earn or receive any Revenue Bonus with respect to such fiscal year. If the Company exceeds 125% of the targeted levels of revenue for the applicable fiscal year, the Revenue Bonus that Mr. Meckey is eligible to earn and receive for such fiscal year is 125% of the targeted levels of revenue amount for such fiscal year (i.e., $416,666.66). Whether and to what extent the applicable targeted levels of revenue for a fiscal year was attained for such fiscal year will be determined by the Board in a manner consistent with the amounts reported on the Company’s annual audited financial statements, and its determination will be final and binding on Mr. Meckey.
In all cases, Mr. Meckey’s eligibility to earn a Revenue Bonus for a fiscal year is subject to Mr. Meckey’s continued employment with the Company through the applicable date of payment of such Revenue Bonus. If a Revenue Bonus is eligible to be earned by Mr. Meckey for a fiscal year based on performance for such fiscal year, the applicable Revenue Bonus for such fiscal year will be paid to Mr. Meckey in the calendar year immediately following the fiscal year with respect to which the targeted levels of revenue were attained and no later than March 15 of the calendar year immediately following the fiscal year with respect to which the targeted level of revenue was attained.
In the event there is a Change in Control of the Company (as such term is defined in the CEO Amended and Restated Employment Agreement) which occurs prior to the end of the Performance Period, and subject to Mr. Meckey’s continued employment with the Company through the date of such Change in Control, the targeted level of revenue for the remainder of the Performance Period (commencing with the fiscal year in which the Change in Control occurs) will be deemed to have been attained at the target level upon such Change in Control so that Mr. Meckey will instead be entitled to receive the target amount of Revenue Bonus for the remainder of the Performance Period, which will be paid in cash to Mr. Meckey no later than fifteen days following such Change in Control. For example, if a Change in Control transaction occurs on June 1, 2024 and Mr. Meckey remains employed by the Company on such date, then Mr. Meckey will receive a total Revenue Bonus equal to $666,666.66 for the 2024 and 2025 fiscal years ($333,333.33 for 2024 and $333,333.33 for 2025) and regardless of the Company’s actual level of attainment of the targeted level of revenue for the 2024 and 2025 fiscal years.
Except for payment of the Revenue Bonus that is triggered in connection with a Change in Control transaction in which case the form of payment shall always be in cash, the Company may, in its sole discretion, settle its obligation to pay the Revenue Bonus in cash or in vested shares of the Company’s common stock, to be issued pursuant to the terms of the Company’s 2021 Equity Incentive Plan, with a then current fair market value equal to the amount of the cash payment, with such Company share value determined in the same manner that the Company calculates such fair market value for tax administration and withholding purposes.
The CEO Amended and Restated Employment Agreement also provides that Mr. Meckey will be eligible to receive a bonus in the amount of $300,000.00 (the “Share Price Bonus”) if both of the following conditions are met: (i) the Company’s daily weighted average trading price per share during the 30-trading-day period commencing with the date immediately following the date of the Company’s earnings release for the second quarter of fiscal 2023 equals or exceeds a target share price as determined by the Board (the “Share Price Goal”), and (ii) Mr. Meckey remains employed with the Company through the applicable payment date of the Share Price Bonus which shall be no later than March 15, 2024. The Company may, in its sole discretion, settle its obligation to pay the Share Price Bonus in cash or in vested shares of the Company’s common stock, to be issued pursuant to the terms of the Company’s 2021 Equity Incentive Plan, with a then current fair market value equal to the amount of the cash payment, with such Company share value determined in the same manner that the Company calculates such fair market value for tax administration and withholding purposes.
The CEO Amended and Restated Employment Agreement also provides that, in the event that the Company terminates Mr. Meckey’s employment without Cause (as such term is defined in the CEO Amended and Restated Employment Agreement) or Mr. Meckey terminates his employment for Good Reason (as such term is defined in the CEO Amended and Restated Employment Agreement) otherwise than in connection with a Change in Control, in addition to what Mr. Meckey is entitled to receive under the CEO Employment Agreement, Mr. Meckey will also receive a pro-rated portion of his Revenue Bonus, if any, for the fiscal year in which Mr. Meckey’s employment terminates, based on the number of days that Mr. Meckey was employed by the Company during such fiscal year and the applicable level of achievement of the Revenue Goal for the year of termination as determined by the Board in accordance with the terms of the CEO Amended and Restated Employment Agreement (and for the avoidance of doubt, contingent upon achievement of the applicable threshold goal for such fiscal year), less standard deductions and withholdings, which will be paid at the same time as the CEO Amended and Restated Employment Agreement otherwise provides for payment of the Revenue Bonus as if Mr. Meckey had remained employed through the applicable payment date, subject to any delay in payment required for purposes of compliance with Section 409A of the Internal Revenue Code. The CEO Amended and Restated Employment Agreement further provides that, if the Share Price Goal was achieved on or prior to the date of Mr. Meckey’s termination of employment, but the Share Price Bonus has not yet been paid, then the Share Price Bonus shall be paid to Mr. Meckey, less standard deductions and withholdings, on the later of (i) March 15, 2024 or (ii) the Release Effective Date (as such term is defined in the CEO Amended and Restated Employment Agreement), subject to any delay in payment required for purposes of compliance with Section 409A of the Internal Revenue Code.
The CEO Amended and Restated Employment Agreement also provides that, in the event that the Company terminates Mr. Meckey’s employment without Cause (as such term is defined in the CEO Amended and Restated Employment Agreement) or Mr. Meckey terminates his employment for Good Reason (as such term is defined in the CEO Amended and Restated Employment Agreement) in connection with a Change in Control, in addition to what Mr. Meckey is entitled to receive under the CEO Employment Agreement, any remaining unpaid supplemental compensation that would have been paid to Mr. Meckey had Mr. Meckey continued his employment with the Company through January 1, 2025 shall be paid in a lump sum no later than thirty days after the later of the Release Effective Date or the date of the Change in Control, subject to any delay in payment required for purposes of compliance with Section 409A of the Internal Revenue Code. In addition, Mr. Meckey will be paid the target amount of Revenue Bonus for the remainder of the Performance Period commencing with the fiscal year that includes that date of Mr. Meckey’s termination of employment which shall be paid in cash, less standard deductions and withholdings, on the later of: (i) the Release Effective Date, or (ii) within the fifteen day period following the Change in Control, subject to any delay in payment required for purposes of compliance with Section 409A of the Internal Revenue Code. The CEO Amended and Restated Employment Agreement also provides that, if the Share Price Goal was achieved on or prior to the date of Mr. Meckey’s termination of employment, but the Share Price Bonus has not yet been paid, then the Share Price Bonus shall be paid in cash, less standard deductions and withholdings, on the later of: (i) the Release Effective Date, or (ii) within the fifteen day period following the Change in Control, subject to any delay in payment required for purposes of compliance with Section 409A of the Internal Revenue Code.
The CEO Amended and Restated Employment Agreement also provides that, in the event Mr. Meckey’s employment is terminated as a result of his death or Complete Disability (as such term is defined in the CEO Amended and Restated Employment Agreement), in addition to what Mr. Meckey is entitled to receive under the CEO Employment Agreement, if the IGI Closing occurred on or prior to the date of Mr. Meckey’s termination and the IGI Bonus has not yet been paid to Mr. Meckey, the IGI Bonus shall be paid in cash, less standard deductions and withholdings, to Mr. Meckey or his estate on March 15, 2024. The CEO Amended and Restated Employment Agreement further provides that, if Mr. Meckey’s employment terminates after the last date of any fiscal year within the Performance Period but prior to March 15 of the following year, Mr. Meckey or his estate shall receive the applicable amount of Revenue Bonus for such previously completed year, if any, as determined subject to attainment of the applicable performance goals (and for the avoidance of doubt, contingent upon achievement of the applicable threshold goal for such fiscal year), less standard deductions and withholdings, which will be payable in accordance with the terms of the Revenue Bonus provided in the CEO Amended and Restated Employment Agreement as a lump sum to Mr. Meckey or his estate on March 15 of the year immediately following the year of termination of Mr. Meckey’s employment. The CEO Amended and Restated Employment Agreement also provides that, if Mr. Meckey’s employment terminates during any year within the Performance Period, Mr. Meckey or his estate shall also receive a pro-rated portion of his Revenue Bonus for the year of termination, if any, based on the number of days Mr. Meckey was employed during such fiscal year and the Company’s appliable level achievement of the Revenue Goals for the year of termination as determined by the Board in accordance with the terms of the Revenue Bonus provided in the CEO Amended and Restated Employment Agreement (and for the avoidance of doubt, contingent upon achievement of the applicable threshold goal for such fiscal year) to be paid, less standard deductions and withholdings, as a lump sum to Mr. Meckey or his estate on March 15 of the year immediately following the year of termination of Mr. Meckey’s employment. The CEO Amended and Restated Employment Agreement further provides that, if the Share Price Goal was achieved on or prior to the date of Mr. Meckey’s termination of employment, but the Share Price Bonus has not yet been paid, then the Share Price Bonus shall be paid, less standard deductions and withholdings, to Mr. Meckey or his estate on March 15, 2024.

The CEO Amended and Restated Employment Agreement does not make any other substantive changes to the terms and conditions of the CEO Employment Agreement or the CEO Amendment, and to the extent such terms and conditions have been previously stated in the Current Reports on Form 8-K filed with the SEC on either May 12, 2022 or January 13, 2023, such descriptions are incorporated by reference herein.
Release Agreement with Samuel J. Meckey
On October 6, 2023, the Company notified Samuel J. Meckey that pursuant to a decision made by the Board on October 5, 2023, his service as the Chief Executive Officer of the Company was terminated, effective immediately, and that he would cease to be an employee of the Company effective as of October 11, 2023 (the “Termination Date”). As previously disclosed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 filed with the SEC on November 21, 2023, in connection with Mr. Meckey’s termination, on November 17, 2023, the Company and Mr. Meckey entered into a waiver and release of claims (the “Release Agreement”), in accordance with Mr. Meckey’s CEO Amended and Restated Employment Agreement. The consideration for Mr. Meckey’s agreement to the Release Agreement consists of the severance compensation provided under, and subject to, the terms and conditions of the CEO Amended and Restated Employment Agreement.
Pursuant to the terms of the Release Agreement, provided that Mr. Meckey complies with all obligations set forth in the CEO Amended and Restated Employment Agreement that survive termination of his employment as provided therein, Mr. Meckey shall receive the following payments and benefits, subject to applicable tax withholding: (a) an amount equal to $780,000.00, representing 18 months of Mr. Meckey’s base salary, payable in equal installments in accordance with the Company’s regular payroll practices over the 18 month period following the Termination Date; (b) an amount equal to $260,000.00, representing Mr. Meckey’s target 2023 bonus amount for the period from January 1, 2023 through June 30, 2023, payable on the Company’s first regular payroll date that is not earlier than six months and one day following the Termination Date; (c) contingent upon the Company’s 2023 performance as compared to the 2023 bonus plan performance goals, an amount equal to $146,956.52, representing Mr. Meckey’s target pro-rata 2023 bonus for the period from July 1, 2023 through the Termination Date, which if earned and payable shall be paid to Mr. Meckey on the Company’s first regular payroll date that is not earlier than six months and one day following the Termination Date; (d) contingent upon Mr. Meckey time electing continued coverage under COBRA, the Company will, at its expense, provide Mr. Meckey with the COBRA related benefits specified in and pursuant to the provisions of the CEO Amended and Restated Employment Agreement with respect to termination without Cause (as defined in the CEO Amended and Restated Employment Agreement) or for Good Reason (as defined in the CEO Amended and Restated Employment Agreement) and not in connection with a Change in Control (as defined in the CEO Amended and Restated Employment Agreement); (e) the 430,000 RSUs granted to Mr. Meckey on January 9, 2023 will fully vest upon the Effective Date; (f) an amount equal to $1,062,347.00, payable in a single lump sum on a date selected by the Company which is no later than January 1, 2024; (g) an amount equal to $734,115.00, payable in a single lump sum on January 1, 2025; and (h) contingent upon the Company’s 2023 performance as compared to the target revenue performance levels for fiscal 2023, a pro-rata portion of the performance bonus that Mr. Meckey is eligible to receive with respect to fiscal 2023, calculated pursuant to the provisions of the CEO Amended and Restated Employment Agreement with respect to termination without Cause or for Good Reason and not in connection with a Change in Control, which if earned and payable shall be paid to Mr. Meckey at the same time as specified in the provisions of the CEO Amended and Restated Employment Agreement applicable to revenue performance bonuses as if Mr. Meckey had remained employed through the applicable payment date, and in all cases no later than March 15, 2024; provided, that if Mr. Meckey has not exercised his right to revoke the Release Agreement on or before November 24, 2023 (the seventh day following his execution and delivery thereof), then (1) the payments and benefits described in such clauses (a) and (d) above shall commence on November 25, 2023 (the eighth day following Mr. Meckey’s execution and delivery of the Release Agreement) and all amounts under such clauses (a) and (d) above shall be paid and provided as soon as practicable after November 25, 2023, and (2) notwithstanding anything to the contrary set forth above (other than as provided in the foregoing clause (1)), any other amounts otherwise scheduled to be paid to Mr. Meckey prior to the effectiveness of the Release Agreement, shall instead accrue and be paid as soon as practicable following the date that is the earlier of (x) Mr. Meckey’s receipt of the amount specified in clause (f) above, or (y) Mr. Meckey’s receipt of the amount payable to him in the event of a Change in Control being consummated within three months of the Termination Date, as described below (such earlier date, the “Effective Date”).
In addition to the payments and benefits described in clauses (a) through (f) of the immediately preceding paragraph, in the event that a Change in Control is consummated within three months of the Termination Date, and provided that

Mr. Meckey complies with all obligations set forth in the CEO Amended and Restated Employment Agreement that survive termination of his employment as provided therein (and contingent upon effectiveness of the Release Agreement), the Company and Mr. Meckey have agreed that he shall be entitled to receive all amounts payable pursuant to the provisions of the CEO Amended and Restated Employment Agreement with respect to termination without Cause or for Good Reason and in connection with a Change in Control, which have not already been paid to Mr. Meckey in accordance with clauses (a) through (f) of the immediately preceding paragraph.
In exchange for and in consideration of the severance benefits provided to Mr. Meckey pursuant to the termination provisions of the CEO Amended and Restated Employment Agreement, and subject to the terms and conditions of such termination provisions in all respects, Mr. Meckey has agreed to a general release of claims in favor of the Company, and upon the effectiveness of the Release Agreement, Mr. Meckey shall have voluntarily released and forever discharged the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former members, managers, partners, directors, officers, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (collectively, “Claims”) that, as of the date of the Release Agreement, Mr. Meckey has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. Such general release of Claims includes, among other things (and without implication of limitation), the release of all Claims: (a) relating to his employment by and termination from employment with the Company, including any Claims of breach of contract, wrongful discharge or violation of public policy; (b) of discrimination or retaliation under federal, state or local law, including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act of 1967 (“ADEA”), Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964; (c) under the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, and the California Fair Employment and Housing Act; (d) under the Minnesota Human Rights Act (provided that Mr. Meckey may rescind the release of claims under such law within 15 calendar days of the execution of the Release Agreement by delivering a written notice of rescission to the Company as provided in the Release Agreement), the Minnesota Equal Pay for Equal Work Law, Minnesota health care worker whistleblower protection laws, the Minnesota family leave law, and Minnesota personnel record access statutes; (e) under any other federal or state statute or constitution or local ordinance; (f) of defamation or other torts; and (g) for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; provided, that the foregoing release shall not affect Mr. Meckey’s rights (i) under the Release Agreement, (ii) to the Accrued Benefit, (iii) to contractual or other legal right to indemnification under any written indemnification agreement with the Company, governance documents of the Company or under applicable law, (iv) to any claim that cannot be waived under applicable law or (iv) under any applicable director and liability insurance policy. Furthermore, Mr. Meckey has agreed not to accept damages of any nature, other equitable or legal remedies for his own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released pursuant to the Release Agreement.
In respect of the foregoing general release of Claims, and as a material inducement to the Company to enter into the Release Agreement, Mr. Meckey has represented in the Release Agreement that he has not assigned any Claim to any third party. In addition, Mr. Meckey (i) has represented that, other than the consideration set forth in the Release Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting and any and all other benefits and compensation due to him, and (ii) has agreed that he is not entitled to any wages, salary, commissions, vacation, equity, bonuses, or any other compensation or benefits from the Company or any of its affiliates, except as is expressly set forth in the Release Agreement.
In addition to the general release of Claims described above, Mr. Meckey has acknowledged and agreed that (a) he is waiving and releasing any rights he may have under the ADEA as of the Effective Date, and such waiver and release is knowing and voluntary (and shall not apply to any rights or claims that may arise under the ADEA following the Effective Date), and the consideration given for such waiver and release is in addition to anything of value to which Mr. Meckey was entitled pursuant to the CEO Amended and Restated Employment Agreement; (b) he has been advised in the Release Agreement (i) to consult with legal counsel prior to his execution thereof, (ii) that he has 45 days within which to consider the Release Agreement, (iii) that he has been provided certain information to consider in making the Release Agreement, including the class, unit, or group of individuals covered by the reduction in force applicable to his termination, the eligibility factors for such reduction in force, and the job titles and ages of all individuals who were and were not selected, and (iv) that he may revoke the Release Agreement within 7 days following execution thereof and the Release Agreement shall not be effective until after such revocation period has expired; (c) nothing in the Release Agreement prevents or precludes Mr. Meckey from challenging or seeking a determination in good faith of the validity of Mr. Meckey’s waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law; (d) by executing and delivering the Release Agreement to the Company in less than the 45-day period described above, Mr. Meckey has freely and voluntarily chosen to waive the time period allotted for considering the Release Agreement; and (e) revocation by Mr. Meckey of the Release Agreement must be accomplished by a written notification received by the Company prior to the eighth day following entry into the Release Agreement. Each of the Company and Mr. Meckey have agreed that any changes to the Release Agreement, whether material or immaterial, do not restart the running of the 45-day period. Mr. Meckey has further agreed that he has been advised to consult with legal counsel and that he is familiar with the principle that a general release does not extend to claims that the releasing party does not know or suspect to exist in their favor at the time of executing the release, which, if known by them, must have materially affected their settlement with the released party, and Mr. Meckey has agreed to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.
The terms of the Release Agreement reaffirm, and incorporate by reference therein, Mr. Meckey’s confidentiality, nondisclosure and nonsolicitation obligations to the Company and/or any affiliate of the Company, including without limitation pursuant to the Employee Proprietary Information and Inventions Agreement, dated May 12, 2023 (the “Confidentiality Agreement”) (collectively, the “Ongoing Obligations”). Furthermore, Mr. Meckey has agreed, to the fullest extent permitted by law, to keep the negotiations leading to the Release Agreement and the terms of the Release Agreement (“Release-Related Information”) completely confidential (except that Mr. Meckey may disclose Release-Related Information to his spouse, attorney and financial advisors, and to them only if they first agree for the benefit of the Company to keep Release-Related Information confidential); provided, that none of such confidentiality obligations with the respect to the Release-Related Information shall be construed to prevent Mr. Meckey from disclosing Release-Related Information to the extent required by a lawfully issued subpoena or duly issued court order, provided further, that Mr. Meckey provides the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.
Pursuant to the terms of the Release Agreement, Mr. Meckey has agreed (i) not to make any disparaging, critical or otherwise detrimental statements to any person or entity concerning any Releasee or the products or services of any Releasee and (ii) that he shall not use any Company information that is confidential either under applicable law or the Confidentiality Agreement to which Mr. Meckey had access during the scope of his employment with the Company in order to communicate with or solicit any of the Company’s current or prospective clients; provided, that such nondisparagement obligation shall in no way affect Mr. Meckey’s obligation to testify truthfully in any legal proceeding (nor shall anything contained in the Release Agreement apply to truthful testimony in litigation), and nothing in the Release Agreement limits Mr. Meckey’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), or to communicate with, or otherwise participate in any investigation or proceeding that may be conducted by, any Governmental Agency (including the provision of documents or other information), without notice to the Company. Pursuant to the terms of the Release Agreement, if Mr. Meckey files any charge or compliant with any Governmental Agency and it (or any other third party) pursues any claim on his behalf, Mr. Meckey waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided, that nothing contained in the Release Agreement limits any right Mr. Meckey may have to receive a whistleblower award or bounty for information provided to the SEC.
Employment Agreement with Dr. Ramesh Balakrishnan
On October 23, 2021, UpHealth entered into an employment agreement with Dr. Balakrishnan as its Chief Executive Officer. On July 11, 2022, Dr. Ramesh Balakrishnan transitioned out of his prior role as Chief Executive Officer of the Company. On July 31, 2022, Dr. Balakrishnan and the Company entered into an Amendment to the employment agreement, effective as of July 19, 2022 (the “Amendment”), for Dr. Balakrishnan’s new role as President and Chief Strategy Officer of the Company. As provided for in the Amendment, as of July 11, 2022, Dr. Balakrishnan had the title of President and Chief Strategy Officer and the duties and responsibilities commensurate with such position, and reported to the Chief Executive Officer of the Company.
Prior to the Amendment, the employment agreement provided that “Good Reason” for Dr. Balakrishnan to terminate his employment shall mean the occurrence of any of the following events without his consent: (i) a material adverse change in Dr. Balakrishnan’s title or a material reduction in Dr. Balakrishnan’s duties, authority, or responsibilities relative to the duties, authority, or responsibilities in effect immediately prior to such reduction; (ii) the relocation of Dr. Balakrishnan’s primary work location to a point more than fifty miles from San Francisco, California; (iii) a material reduction by the Company of the Base Salary or annual target Bonus opportunity, without the written consent of Dr. Balakrishnan, as initially set forth in the employment agreement or as the same may be increased from time to time pursuant to the employment agreement, except for across-the-board salary reductions implemented prior to a change in control which are implemented based on the Company’s financial performance and similarly affecting all or substantially all senior management employees of the Company; and (iv) a material breach by the Company of the terms of the employment agreement; provided, however, that such termination by Dr. Balakrishnan of his employment shall only be deemed for Good Reason pursuant to the foregoing definition if (i) the Company is given written notice from Dr. Balakrishnan within sixty days following the first occurrence of the condition that he considers to constitute Good Reason describing the condition and the Company fails to satisfactorily remedy such condition within thirty days following such written notice, and (ii) Dr. Balakrishnan terminates employment within thirty days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.
The Amendment adds to the foregoing that, notwithstanding the foregoing, at any time prior to December 31, 2022, by delivery of written notice to the Company, Dr. Balakrishnan also may terminate his employment for any or no reason and without regard to the criteria or process set forth above. In the event of such termination, Dr. Balakrishnan shall be entitled to receive (i) the Base Salary, accrued but unpaid business expenses and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination and (ii) shall be eligible to receive all compensation, equity, and benefits specified in the employment agreement for a termination for Good Reason, subject to Dr. Balakrishnan furnishing to the Company a Release within the applicable time period set forth therein, but in no event later than forty-five days following termination of employment and permitting such Release to become effective in accordance with its terms, and subject to Dr. Balakrishnan continuing to comply with his obligations pursuant to the Proprietary Information and Inventions Agreement (included as Exhibit A to the employment agreement).
The Amendment further provides that all other terms and conditions of the employment agreement, including, without limitation, the provisions related to Base Salary, Bonus and Equity Awards and all exhibits thereto, shall continue in full force and effect. The employment agreement provides that Dr. Balakrishnan will receive a base salary at an annual rate of $408,000, subject to increase from time to time as determined by the Board or the Compensation Committee, with such base salary to be retroactive to June 9, 2021, as well as that he shall be eligible to receive an annual bonus of 100% of his base salary based on the Board’s determination, in good faith, as to whether applicable Performance Milestones have been achieved. As an inducement to Dr. Balakrishnan’s commencement of employment with the Company, the Board approved on October 20, 2021, upon the recommendation of the Compensation Committee, the grant of RSUs pursuant to and subject to the terms of the 2021 Equity Plan. The employment agreement terms provide for at will employment and the employment relationship may be terminated by either Dr. Balakrishnan or UpHealth at any time and for any reason or no reason.
Under his employment agreement, if Dr. Balakrishnan’s employment is terminated by UpHealth without cause or due to his resignation for good reason within twelve (12) months following a change in control subject to his execution of a Release, he will be eligible to receive (a) accrued but unpaid business expenses and vacation benefits, to be paid as a lump sum no later than thirty (30) days after the date of termination, (b) one times his base salary, to be paid as a lump sum on the first regular payroll date following the effectiveness of the Release, (c) a pro-rated portion of his target bonus amount for the year of termination (or, if there is none and a change in control has occurred, one times the last target bonus in effect for Dr. Balakrishnan), to be paid within ten (10) days after the date the bonus is determined, (d) continued coverage under the Company’s medical, dental, life and disability insurance until the earlier of either (i) the end of twelve (12) months following the termination date, or, (ii) the date on which Dr. Balakrishnan begins full-time employment with another company or business entity which offers comparable health insurance coverage to Dr. Balakrishnan and (e) the vesting of any Time-Based Vesting Equity Awards will be fully accelerated such that on the effective date of such termination (or if later and a change in control has occurred, the date of the change in control) 100% of any Time-Based Vesting Equity Awards granted to Dr. Balakrishnan prior to such termination will be fully vested and immediately exercisable, if applicable, by Dr. Balakrishnan.

On December 27, 2022, Dr. Balakrishnan informed the Board that he is resigning from his role as President and Chief Strategy Officer of the Company effective December 30, 2022. There are no changes to the severance that Dr. Balakrishnan is entitled to receive upon his resignation pursuant to his employment agreement with the Company, as amended by the Amendment, as described above and as previously disclosed by the Company.
Director Compensation
The following table sets forth the compensation earned for services performed for us as a director by each member of our Board as of December 31, 2022, other than any directors who are also our NEOs, during the fiscal year ended December 31, 2022.
Name	Fees earned or paid in cash	RSU Awards ($)(1)	All Other Compensation ($)	Total
Dr. Avi S. Katz(2) Chairman of the Board	$250,750	$—	$—	$250,750
Dr. Raluca Dinu(3) Director	$761,000	$—	$—	$761,000
Dr. Chirinjeev Kathuria(4) Director	$82,500	$—	$—	$82,500
Dr. Mariya Pylypiv(5) Director	$179,135	$—	$157	$179,292
Neil Miotto(6) Director	$100,000	$—	$—	$100,000
Nathan Locke(7) Director	$55,000	$—	$—	$55,000
Jerome Ringo(8) Director	$52,500	$—	$—	$52,500
Agnès Rey-Giraud(9) Director	$540,000	$—	$—	$540,000
Moshe Bar-Siman-Tov(10) Director	$27,500	$—	$—	$27,500
Mark Guinan(11) Director	$—	$199,394	$—	$199,394
Luis Machuca(12) Director	$—	$199,394	$—	$199,394
(1)	The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(2)
“Fees earned or paid in cash” consists of $118,750 paid in cash in the 2022 fiscal year for services as a director, $119,000 paid in cash in the 2022 fiscal year as consideration for services on special board committees, and $13,000 paid in the 2023 fiscal year but earned in the 2022 fiscal year as consideration for services on special board committees.

(3)
“Fees earned or paid in cash” consists of $118,750 paid in cash in the 2022 fiscal year for services as a director, $663,000 paid in cash in the 2022 fiscal year as consideration for services on special board committees, and $13,000 paid in the 2023 fiscal year but earned in the 2022 fiscal year as consideration for services on special board committees.

(4)	“Fees earned or paid in cash” consists of $82,500 paid in cash in the 2022 fiscal year for services as a director.
(5)
Dr. Pylypiv was previously an employee of the Company, although not an NEO, and as a result, the compensation listed here includes her compensation as an employee. “Fees earned or paid in cash” consists of (i) $11,250 paid in cash in the 2022 fiscal year for services as a director and (ii) $167,885 paid in cash in the 2022 fiscal year for services as an employee. “All other compensation” for Dr. Pylypiv for fiscal year 2022 includes $157 for premium payments for group life insurance.

(6)
“Fees earned or paid in cash” consists of $100,000 paid in cash in the 2022 fiscal year for services as a director. Following the expiration of his term as a Class I director of the Company at the 2022 annual meeting of stockholders held on December 5, 2022, Mr. Miotto no longer serves as a director of Company.

(7)	“Fees earned or paid in cash” consists of $55,000 paid in cash in the 2022 fiscal year for services as a director.
(8)
“Fees earned or paid in cash” consists of $52,500 paid in cash in the 2022 fiscal year for services as a director. Following the expiration of his term as a Class I director of the Company at the 2022 annual meeting of stockholders held on December 5, 2022, Mr. Ringo no longer serves as a director of Company.

(9)
“Fees earned or paid in cash” consists of $85,000 paid in cash in the 2022 fiscal year for services as a director and $455,000 paid in cash in the 2022 fiscal year as consideration for services on special board committees.

(10)
“Fees earned or paid in cash” consists of $27,500 paid in cash in the 2022 fiscal year for services as a director. On July 8, 2022, Mr. Bar-Siman-Tov resigned from his position as a Class I director of UpHealth, effective that same day. Mr. Bar-Siman-Tov’s resignation is not as a result of any disagreements with the Company.

(11)	Mr. Guinan was not a director of the Company until December 5, 2022, when he was elected as a Class I director at the 2022 annual meeting of stockholders.
(12)	Mr. Machuca was not a director of the Company until December 5, 2022, when he was elected as a Class I director at the 2022 annual meeting of stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Policy
UpHealth’s Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board (or the Audit Committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) UpHealth or any of UpHealth’s subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of UpHealth’s shares of Common Stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.
UpHealth’s Audit Committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent UpHealth enters into such transactions. The Audit Committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he or she is a related party, but that director is required to provide the Audit Committee with all material information concerning the transaction. UpHealth also requires each of UpHealth’s directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.
Registration Rights Agreement
On June 5, 2019, the Company entered into a Registration Rights Agreement with, among others, GigAcquisitions2, LLC, which is an affiliate of Drs. Avi Katz and Raluca Dinu. The holders of securities that are a party to this agreement are entitled to make up to three demands, excluding short form registration demands, that the Company register their securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under the Registration Rights Agreement.
Management Services Agreement
On September 5, 2019, TTC Healthcare, Inc. (“TTC Healthcare”), TTC Healthcare Partners, LLC (“TTC Partners”), and Rewi Enterprises LLC (“Rewi Enterprises”) entered into a Management Services Agreement (the “MSA”). Martin S. A. Beck, our Chief Financial Officer, is the sole member of Rewi Enterprises. Mr. Beck transferred his shares in UpHealth Holdings to Rewi Enterprises on November 2, 2020. Mr. Beck was the Chairman of TTC Healthcare prior to its acquisition of UpHealth Holdings, and is the Manager and President of Rewi Enterprises. Pursuant to the MSA, Rewi Enterprises provided certain advisory services to TTC Healthcare prior to the closing of the Business Combinations, including analyzing and advising on opportunities for, and structuring and negotiating, operational arrangements, financings and investments and identifying, analyzing, and advising on potential dispositions, exit opportunities, and prospective purchases. In consideration for these services, Rewi Enterprises was paid an annual management fee equal to the greater of 5.0% of TTC Healthcare’s trailing twelve-month EBITDA and $500,000, which was payable on a monthly basis. Upon completion by TTC Healthcare of any Transaction (as defined in the MSA), Rewi Enterprises was also paid an advisory fee of 3.50% of the Aggregate Gross Consideration (as defined in the MSA). No management fee expenses were incurred for the year ended December 31, 2022. Management fee expenses incurred were $0 and $166,667 for the years ended December 31, 2022 and December 31, 2021, respectively. There were no unpaid management fees as of December 31, 2022 or December 31, 2021.

Indebtedness
On December 2, 2016, Glocal, an India company and a subsidiary of UpHealth Holdings, and Kimberlite Social Infra Private Limited (“Kimberlite”) entered into a Loan Agreement (the “Glocal Loan Agreement”) for an up to INR 15,00,00,000 unsecured loan for business purposes. Dr. Syed Sabahat Azim, the former Chief Executive Officer and current member of the board of directors of Glocal, is a shareholder of Kimberlite (44% ownership interest), and Dr. Azim and his wife are the sole directors of Kimberlite. Kimberlite is also a shareholder of Glocal with a 0.18% ownership interest. The loan is repayable upon demand. Pursuant to the terms of the Glocal Loan Agreement, the interest rate may be mutually decided by the parties on or before the repayment of the loan. On July 15, 2021, a payment was made in the amount of INR 42,807,466, which included an overpayment of INR 1,375,927 that is being repaid, principal of INR 26,739,894, and interest of INR 14,691,645. With this payment, the loan has been paid in full.
Registration Rights and Lock-Up Agreements
In connection with and prior to the closing of the UpHealth Business Combination, certain former UpHealth stockholders, including Dr. Chirinjeev Kathuria, Dr. Mariya Pylypiv, Dr. Ramesh Balakrishnan, Dr. Syed Sabahat Azim and affiliates of Martin S. A. Beck (the “UpHealth Holders”) entered into the UpHealth Registration Rights and Lock-Up Agreement. Pursuant to the terms of the UpHealth Registration Rights and Lock-Up Agreement, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the UpHealth Holders may demand at any time or from time to time, that the Company file a registration statement on Form S-1 or Form S-3 to register certain shares of the Company’s Common Stock held by such UpHealth Holders or to conduct an underwritten offering. The UpHealth Registration Rights and Lock-Up Agreement also provides the UpHealth Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.
In connection with and prior to the closing of the business combination between UpHealth and Cloudbreak Health, LLC, a wholly owned subsidiary of UpHealth (“Cloudbreak”) which occurred on June 9, 2021, certain existing equityholders of Cloudbreak (the “Cloudbreak Holders”), including MARTTI in the USA, LLC, which is affiliated with Nathan Locke, entered into the Cloudbreak Registration Rights and Lock-Up Agreement. Pursuant to the terms of the Cloudbreak Registration Rights and Lock Up Agreement, the Company is obligated to file a registration statement to register the resale of certain shares of the Company Common Stock held by the Cloudbreak Holders. In addition, pursuant to the terms of the Cloudbreak Registration Rights and Lock-Up Agreement, and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Cloudbreak Holders may demand at any time or from time to time, that the Company conduct an underwritten offering with respect to certain shares of the Company Common Stock held by such Cloudbreak Holders. The Cloudbreak Registration Rights and Lock-Up Agreement also provides the Cloudbreak Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.
Employee Relationships
Edna Boone Johnson, who served as the Company’s former Chief Communications and Corporate Marketing Officer from January 4, 2022 until January 6, 2023, is the spouse of Agnès Rey-Giraud, a director of the Company. As such, Ms. Rey-Giraud has an indirect material interest in the compensation paid by the Company to Ms. Johnson, and therefore, Ms. Johnson’s employment agreement with the Company is being disclosed as a related person transaction for Ms. Rey-Giraud. During the fiscal year ended December 31, 2021, and before Ms. Johnson became employed by the Company in her former capacity, she provided investor relations and public relations communication services to the Company on a consulting basis and received 2,862 shares of Common Stock (on a post-Reverse Stock Split (as defined in the Annual Report on Form 10-K) basis). On January 4, 2022, Ms. Johnson entered into a Letter Agreement (the “Letter Agreement”) with the Company providing for her employment as the Company’s Chief Communications and Corporate Marketing Officer. In this role, Ms. Johnson oversaw the Company’s communications and corporate marketing, inclusive of media relations, brand strategy, corporate social responsibility and digital strategy. The Letter Agreement provided that, during the fiscal year ended December 31, 2022, Ms. Johnson would receive aggregate compensation equal to approximately $900,000, consisting of a base salary of $300,000 and an initial equity award (“Initial Equity Award”) of RSUs with an aggregate grant date fair value of $600,000, as well as that she would be eligible receive a discretionary bonus equal to 45% of the base salary, or approximately $135,000 (collectively, the “2022 Compensation”). On January 24, 2022, the Compensation Committee approved the Initial Equity Award of 22,900 RSUs to Ms. Johnson (on a post-Reverse Stock Split basis) and on July 6, 2022, the Compensation Committee approved an additional award of 20,000 RSUs to Ms. Johnson

(on a post-Reverse Stock Split basis). In addition, on July 6, 2022, the Compensation Committee approved an award of 9,000 RSUs (on a post-Reverse Stock Split basis). The Letter Agreement provided for at will employment and the employment relationship could be terminated by either Ms. Johnson or the Company at any time and for any reason or no reason. On January 6, 2023, Ms. Johnson’s employment was terminated by the Company without cause. In connection with Ms. Johnson’s termination, on January 9, 2023, the Compensation Committee approved, and the Company and Ms. Johnson entered into, a Separation Agreement and Release, effective as of January 17, 2023 (the “Separation Agreement”). Under the terms of the Separation Agreement, which contains a customary release of claims in favor of the Company, (i) the Company agreed to pay Ms. Johnson a severance payment of $155,000, less applicable withholdings, which is the equivalent of six months of Ms. Johnson’s base salary in effect on the date of termination, to be paid out bi-weekly through normal payroll procedure after January 17, 2023 (the effective date of the Separation Agreement), (ii) the RSUs previously awarded to Ms. Johnson that were not yet vested will continue to be eligible for vesting under the same terms and conditions as provided in the grants for a period of six months from the date of termination, (iii) Ms. Johnson will be eligible for determination of a bonus for 2022 pursuant to the terms of her Letter Agreement and (iv) if Ms. Johnson timely elects continued coverage under COBRA, the Company will pay the health insurance premium beginning on January 17, 2023.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of December 7, 2023 regarding the beneficial ownership of shares of Common Stock of UpHealth by:
•	each person, including any “group” as defined in Section 13(d)(3) of the Securities Exchange Act, known to be the beneficial owner of more than 5% of the Common Stock of UpHealth;
•	each of UpHealth’s NEOs as of December 31, 2022;
•	each of UpHealth’s directors as of December 7, 2023 who will remain directors of UpHealth following the Annual Meeting, and each of UpHealth’s nominees for election at the Annual Meeting; and
•
all of UpHealth’s NEOs as of December 31, 2022, all directors of UpHealth as of December 7, 2023 who will remain directors of UpHealth following the Annual Meeting and all nominees for election at the Annual Meeting, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days, or RSUs that will vest within 60 days. As of December 7, 2023, there were 18,671,142 shares of our Common Stock outstanding.
Unless otherwise indicated, UpHealth believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock of UpHealth beneficially owned by them.
Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock	% of Class
Samuel J. Meckey(2)	295,197	1.58%
Dr. Ramesh Balakrishnan(3)	752,447	4.03%
Martin S. A. Beck(4)(i)	220,778	1.18%
Dr. Avi S. Katz(4)(iv)	513,318	2.75%
Dr. Raluca Dinu(4)(vi)	12,783	*
Agnès Rey-Giraud(4)(vii)	13,283	*
Nathan Locke(4)(viii)	12,783	*
Luis Machuca(4)(ix)	20,203	*
Mark Guinan(4)(x)	20,203	*
Dr. Mariya Pylypiv(4)(xi)	677,580	3.63%
Dr. Chirinjeev Kathuria(4)(xii)	3,853,991	20.64%
Jay Jennings(4)(xiii)	19,420	*
James S. Greene	—	*
Armistice Capital Master Fund, Ltd.(5)	1,619,000	8.67%
GigAcquisitions2, LLC(4)(v)	500,555	2.68%
Kayne Anderson Capital Advisors, L.P.(6)	1,065,509	5.71%
Rewi Enterprises LLC(4)(ii)	186,164	1.00%
TTC Healthcare Partners, LLC(4)(iii)	122,208	*
All directors and all NEOs as of December 31, 2022 (11 individuals) as a group	6,392,566	34.24%
*	Less than 1%
(1)
The business address of Drs. Katz and Dinu and GigAcquisitions2, LLC is 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303. The business address of each of the other members of the Stockholder Group (as defined below) and Mr. Meckey and Dr. Balakrishnan is c/o UpHealth, Inc., 14000 S. Military Trail, Suite 203, Delray Beach, FL 33484. The business address of Armistice Capital Master Fund, Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022. The business address of Kayne Anderson Capital Advisors, L.P. is 1800 Avenue of the Stars, Third Floor, Los Angeles, CA 90067.

(2)
Mr. Meckey was terminated from his role as the Chief Executive Officer of the Company effective October 6, 2023. On October 9, 2023, Mr. Meckey informed the Board of his resignation from his position as a Class I director of the Company, effective immediately.

(3)
Dr. Balakrishnan resigned as President and Chief Strategy Officer of the Company effective December 30, 2022. The number of shares reported is based on information available to the Company as of March 31, 2023.

(4)	Includes an aggregate of 5,486,550 shares of Common Stock beneficially owned by certain stockholders which are directors and/or executive officers (or an affiliate thereof) of UpHealth, identified below (collectively, the “Stockholder Group”), in the amounts set forth below for each member of the Stockholder Group. The aggregate amount of shares of Common Stock beneficially owned by the Stockholder Group constitutes 29.39% of the issued and outstanding shares of Common Stock of the Company as of the date of this filing.
As previously reported in the Company’s Current Report on Form 8-K filed with the SEC on November 20, 2023, on November 16, 2023, the Company agreed to sell 100% of the outstanding equity interests of its wholly-owned subsidiary, Cloudbreak Health, LLC, a Delaware limited liability company (“Cloudbreak”), to Forest Buyer, LLC, a Delaware limited liability company (“Buyer”) and an affiliate of GTCR LLC, a leading private equity firm, pursuant to a membership interests purchase agreement (the “Purchase Agreement”), dated November 16, 2023, by and among the Company, Cloudbreak and Buyer (the “Sale” and all of the transactions and agreements contemplated by the Purchase Agreement, collectively, the “Transactions”). The Transactions are expected to close (the “Closing”) on the date that is the third business day following the satisfaction or waiver of each of the conditions to Closing, but in no event prior to March 15, 2024, unless consented to in writing by the Company and Buyer. The Sale, if and when consummated, will constitute a sale or transfer of a material amount of assets of the Company.
In connection and concurrently with the execution of the Purchase Agreement, on November 16, 2023, the Stockholder Group entered into a voting and support agreement (the “Voting Agreement”) with the Company and Buyer, pursuant to which the Stockholder Group has agreed, among other things, to vote (i) all of the shares of Common Stock owned of record or beneficially by held by them as of the date of the Voting Agreement and (ii) any additional shares of Common Stock or other voting securities of the Company acquired by the Stockholder Group or any of their respective affiliates prior to the record date for the special meeting of the Company’s stockholders to be held for the purpose of voting to approve the Transactions (the “Stockholder Meeting”), in favor of the approval of the Transactions and against any proposals that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company or Cloudbreak contained in the Purchase Agreement or result in any condition set forth in the Purchase Agreement not being satisfied or not being fulfilled prior to the Closing. Accordingly, the Voting Agreement relates to, and the agreement by the Stockholder Group to vote in favor of the approval of the Transactions in accordance therewith may result in, a sale or transfer of a material amount of assets of the Company.
The Voting Agreement provides that, if any member of the Stockholder Group (i) fails to comply with its obligations to return any proxy card or voting instructions it receives in respect of the Stockholder Meeting in accordance with the Voting Agreement or (ii) otherwise attempts to vote its shares of Common Stock or other securities that are subject to the Voting Agreement, in person or by proxy, in a manner that is inconsistent with its obligations under the Voting Agreement (each, a “Triggering Event”), such member of the Stockholder Group will be deemed, upon and as of the time of such Triggering Event, to irrevocably appoint as its proxy and attorney-in-fact the officers of Buyer, each of them individually, with full power of substitution and resubstitution, to vote such shares in accordance with the Voting Agreement.
The Voting Agreement restricts the ability of the Stockholder Group to transfer or sell shares of Common Stock, subject to certain limited exceptions. The obligations of the Stockholder Group under the Voting Agreement terminate automatically and without further action upon the earliest to occur of: (a) the valid termination of the Purchase Agreement in accordance with its terms, (b) a change in the recommendation of the Board of Directors that the Transactions be approved by the Company’s stockholders in a manner that is adverse to Buyer, as set forth in the Purchase Agreement, (c) written notice of termination of the Voting Agreement by Buyer to the Stockholder Group or by mutual written agreement, (d) the time that the Company has obtained the affirmative vote in favor of the Transactions by the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon, voting together as a single class in person or by proxy at the Stockholder Meeting, and (e) the Closing.
Each member of the Stockholder Group expressly disclaims beneficial ownership of the shares of Common Stock beneficially owned by the other members of the Stockholder Group. As of December 7, 2023, the members of the Stockholder Group, who comprise a group within the meaning of Section 13(d)(3) of the Act, beneficially own the shares of Common Stock as set forth next to their names:
(i)
Martin S. A. Beck beneficially owns an aggregate of 220,778 shares of Common Stock. Mr. Beck (i) is the record owner of 34,614 shares of Common Stock, (ii) is the sole member of Rewi Enterprises LLC (“Rewi Enterprises”) and (iii) is an equity owner and chairman of the board of directors of TTC Healthcare Partners, LLC (“TTC Partners”). As a result, Mr. Beck shares voting and dispositive power over, and may be deemed to have beneficial ownership of, the 186,164 shares of Common Stock beneficially owned by Rewi Enterprises and the 122,208 shares of Common Stock beneficially owned by TTC Partners. Mr. Beck disclaims beneficial ownership of the shares held by TTC Partners. On October 5, 2023, the Board appointed Mr. Beck, then serving as the Company’s Chief Financial Officer, to serve as the Chief Executive Officer of the Company effective October 6, 2023. On October 9, 2023, the Board appointed Mr. Beck to serve as a Class I director.

(ii)
Rewi Enterprises beneficially owns an aggregate of 186,164 shares of Common Stock. Mr. Beck is the sole member of Rewi Enterprises, and he shares voting and dispositive power over the shares held by it. As a result, Mr. Beck may be deemed to have beneficial ownership of the shares held by Rewi Enterprises.

(iii)
TTC Partners beneficially owns an aggregate of 122,208 shares of Common Stock. Mr. Beck is an equity owner and chairman of the board of directors of TTC Partners, and he shares voting and dispositive power over the shares held by it. As a result, Mr. Beck may be deemed to have beneficial ownership of the shares held by TTC Partners. Mr. Beck disclaims beneficial ownership of such shares.

(iv)
Dr. Avi S. Katz beneficially owns an aggregate of 513,318 shares of Common Stock. Dr. Katz is the record owner of 12,763 shares of Common Stock and is the sole manager but is not a member of GigAcquisitions2, LLC (“GigAcquisitions2”), and he shares voting and dispositive power over the shares held by it. As a result, the 452,430 shares of Common Stock and 48,125 shares of Common Stock underlying warrants, all held by GigAcquisitions2, are beneficially owned by Dr. Katz.

(v)
GigAcquisitions2 beneficially owns an aggregate of 452,430 shares of Common Stock and 48,125 shares of Common Stock underlying warrants. Dr. Katz is the sole manager but is not a member of GigAcquisitions2, and he shares voting and dispositive power over the shares held by it. As a result, Dr. Katz beneficially owns the shares held by GigAcquisitions2.

(vi)	Dr. Raluca Dinu beneficially owns an aggregate of 12,783 shares of Common Stock.
(vii)	Agnes Rey-Giraud beneficially owns an aggregate of 13,283 shares of Common Stock.
(viii)	Nathan Locke beneficially owns an aggregate of 12,783 shares of Common Stock.
(ix)	Luis Machuca beneficially owns an aggregate of 20,203 shares of Common Stock.
(x)	Mark Guinan beneficially owns an aggregate of 20,203 shares of Common Stock.
(xi)
Dr. Mariya Pylypiv beneficially owns an aggregate of 677,580 shares of Common Stock. Dr. Pylypiv has pledged approximately 14,449 shares of Common Stock to the Company to secure her obligations under an agreement executed by Drs. Pylypiv and Kathuria.

(xii)
Dr. Chirinjeev Kathuria beneficially owns an aggregate of 3,853,991 shares of Common Stock. Dr. Kathuria has pledged approximately 83,461 shares of Common Stock to the Company to secure his obligations under an agreement executed by Drs. Kathuria and Pylypiv.

(xiii)
Jay Jennings beneficially owns an aggregate of 19,420 shares of Common Stock. On October 9, 2023, Mr. Jennings, then the Company’s Chief Accounting Officer (which role did not make Mr. Jennings the principal accounting officer of the Company as Mr. Beck has previously served as both the principal financial officer and the principal accounting officer), was appointed by the Board to replace Mr. Beck as the Chief Financial Officer of the Company, effective immediately, and assume the position of both the principal financial officer and the principal accounting officer of the Company.

(5)
The number of shares reported above is pursuant to a Form 13F filed with the SEC on November 14, 2023. These securities are directly held by Armistice Capital Master Fund, Ltd. (“Master Fund”), a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by Armistice Capital, LLC (“Armistice”), as the investment manager of the Master Fund, and Steven Boyd, as the Managing Member of Armistice. Armistice and Mr. Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein.

(6)
Pursuant to a Schedule 13G filed with the SEC on March 22, 2023, the shares reported above are owned by investment accounts (investment limited partnerships, registered investment companies and institutional accounts) managed, with discretion to purchase or sell securities, by Kayne Anderson Capital Advisors, L.P. (or a controlled affiliate thereof), as a registered investment adviser. Kayne Anderson Capital Advisors, L.P. is the general partner (or general partner of the general partner) of the limited partnerships and investment adviser to the other accounts. Kayne Anderson Capital Advisors, L.P. disclaims beneficial ownership of the shares reported above, except those shares attributable to it by virtue of its general partner interests in the limited partnerships.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our management team and persons who beneficially own more than ten percent of our Common Stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the fiscal year ended December 31, 2022, there were four delinquent filers. The disposition of securities by Dr. Ramesh Balakrishnan on each of May 1, 2022 and June 9, 2022 were not reported by Dr. Balakrishnan until July 11, 2022. In addition, the disposition of securities by Dr. Chirinjeev Kathuria on September 9, 2022 was not reported by Dr. Kathuria until October 14, 2022. In addition, the dispositions of securities by Dr. Mariya Pylypiv on each of August 1, 2022 and September 9, 2022 were not reported by Dr. Pylypiv until August 23, 2022 and October 14, 2022, respectively. Lastly, certain shares of TTC Healthcare Partners, LLC, which are deemed to be beneficially owned by Martin S. A. Beck, were distributed to a member of the entity on December 30, 2021. Mr. Beck reported the distribution of these shares on April 29, 2022.
STOCKHOLDER PROPOSALS AND NOMINATIONS
TO BE PRESENTED AT 2024 ANNUAL MEETING
SEC rules permit stockholders to submit proposals for inclusion in our 2024 proxy statement by satisfying the requirements set forth in Rule 14a-8 of the Exchange Act. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to the Secretary at our principal executive offices, located at 14000 S. Military Trail, Suite 203, Delray Beach, Florida 33484, no later than the close of business on August 14, 2024 (120 days prior to the anniversary of this year’s mailing date). If the 2024 annual meeting is held more than 30 days before or after the first anniversary of the date of the Annual Meeting, then the deadline is a reasonable time before the Company begins to print and send its proxy materials for the 2024 annual meeting, which we deem to be the later of 90 days prior to the 2024 annual meeting or 10 days following the Company’s first public announcement of the date of such meeting. Failure to deliver a proposal in accordance with these procedures may result in it being deemed not timely received.
Submitting a stockholder proposal does not guarantee that we will include it in our 2024 proxy statement. Stockholder proposals that do not meet the requirements set forth above may be excluded from our 2024 proxy statement as provided under Rule 14a-8. Our Nominating and Corporate Governance Committee reviews all stockholder proposals submitted for inclusion in our proxy statements and makes recommendations to the Board for actions on such proposals. For information on qualifications of director nominees considered by our Nominating and Corporate Governance committee, see the “Corporate Governance” section of this Proxy Statement.
Stockholders who intend to present a director nomination or other proposal at an annual meeting must comply with the advance notice provisions contained in our Bylaws, which include delivering notice of such nomination or other proposal to our Secretary at our principal executive offices no earlier than 120 and no later than 90 days prior to the first anniversary of the prior year’s annual meeting as first specified in the Company’s notice of meeting (without regard to any postponements or adjournments of such meeting after the notice was first given). Based on the Annual Meeting date of December 27, 2023, a stockholder’s notice will be considered timely for the 2024 annual meeting if it is received by our Secretary no earlier than August 29, 2024, and no later than September 28, 2024. However, if the 2024 annual meeting is held more than 30 days before or after the first anniversary of the Annual Meeting, such stockholder’s notice must be delivered to our Secretary by the later of 90 days prior to the 2024 annual meeting or 10 days following the Company’s first public announcement of the date of such meeting. The stockholder’s notice must satisfy the information requirements of Section 3.2 of our Bylaws with respect to each director nomination and Section 2.7 of our Bylaws with respect to each other proposal that such stockholder intends to present at the 2024 annual meeting.
In addition to satisfying the foregoing advance notice requirements under our Bylaws, to comply with the universal proxy rules, the notice given by any stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees must comply with any additional requirements of Rule 14a-19 under the Exchange Act.
We will not entertain any nominations or other proposals at an annual meeting that do not satisfy the advance notice requirements set forth in our Bylaws or the requirements established by the SEC. For nominations or other proposals that are properly submitted and timely filed, if the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal, provided that we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion. To make a submission or request a copy of our Bylaws, stockholders should contact our Secretary at our principal executive offices. Our Bylaws are also available online through the SEC’s EDGAR website as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on August 24, 2022. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a nomination or other proposal.

TRANSACTION OF OTHER BUSINESS
At the date of this Proxy Statement, the Board knows of no other business that will be conducted at this Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on such matters in accordance with their best judgment.
STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS
To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding UpHealth stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our proxy materials until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our proxy materials mailed to you, please submit a request to our Secretary at our principal executive offices, or call MZ North America, our investor relations consultant, at (203) 741-8811, and we will promptly send you what you have requested. You can also contact MZ North America at the phone number above if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.
By order of the Board of Directors,

/s/ Dr. Avi S. Katz
DR. AVI S. KATZ Chairman of the Board

December 12, 2023

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/UPH2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V26549-P01156 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UPHEALTH, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of directors nominated by the Board as Class II directors for election at the 2023 Annual Meeting.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Raluca Dinu
02) Mariya Pylypiv
03) James Greene

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. The ratification of the appointment of BPM LLP as the Company's independent public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V26550-P01156

UPHEALTH, INC.
ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 27, 2023 1:00 PM ET
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Stockholder(s) hereby appoint(s) Dr. Avi Katz and Martin Beck, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of UPHEALTH, INC. that the stockholder(s) are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM ET on December 27, 2023, virtually at www.virtualshareholdermeeting.com/UPH2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side